Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110527

PROSPECTUS

$475,000,000

JDS Uniphase Corporation

Zero Coupon Senior Convertible Notes due 2010

96,153,846 Shares of Common Stock

     This prospectus relates to $475,000,000 aggregate principal amount of our Zero Coupon Senior Convertible Notes due 2010 (the “Notes”) and 96,153,846 shares of our Common Stock, par value $0.001 per share (the “Common Stock”), which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as the result of any adjustment to the conversion price. We issued the Notes in a private placement in October 2003. The initial purchasers resold the Notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus will be used by the selling securityholders named in this prospectus to resell their Notes and the Common Stock issuable upon conversion of their Notes.

     Holders of the Notes may convert the Notes into shares of our Common Stock at a conversion rate of 202.4291 shares per $1,000 principal amount of notes, subject to adjustment, before close of business on November 15, 2010 only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our Common Stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if the closing sale price of our Common Stock exceeds 110% of the conversion price on any date after November 15, 2008, and at all times thereafter; (3) during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 98% of the product of the closing sale price of the Common Stock and the conversion rate, provided that noteholders will receive an amount of cash or Common Stock, or any combination thereof, equal to the principal amount of notes being converted pursuant to this contingency if the closing sale price of our Common Stock exceeds the conversion price; (4) if we call the notes for redemption; or (5) upon the occurrence of certain corporate events. Upon conversion, we have a right to deliver cash (or a combination of cash and shares of Common Stock) in lieu of shares of our Common Stock.

     Beginning November 15, 2008, under certain circumstances we may redeem any of the Notes. Holders of the Notes may require us to repurchase the notes for cash on November 15, 2008.

     Upon the occurrence of certain corporate events, each holder of the Notes may require us to purchase all or a portion of such holder’s Notes at a price equal to the principal amount, plus accrued and unpaid additional interest, if any, on such notes to the date of purchase. We may choose to pay the repurchase price in cash, shares of our common stock, shares of the surviving corporation or a combination thereof.

     The notes are our senior unsecured debt and will rank on a parity with all of our other existing and future unsecured debt and prior to all subordinated debt.

     The Notes will mature on November 15, 2010.

     We are filing the registration statement, of which this prospectus is a part, pursuant to contractual obligations. We will not receive any proceeds from the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes by the selling securityholders but we have agreed to pay certain registration expenses.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol “JDSU”. The last reported price of our Common Stock on December 15, 2003 was $3.392 per share.

       Investing in the Notes and the shares of Common Stock issuable upon conversion of the Notes involves substantial risks. See “Risk Factors” beginning on page 6.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2003.

FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS

      Neither we nor the selling securityholders have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

FORWARD LOOKING STATEMENTS

      This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements include, among other things, all italicized portions included under the heading “Risk Factors,” the information and expectations concerning our future financial performance and potential or expected growth in our markets and the markets in which we expect to compete, business strategy, projected plans and objectives, anticipated cost savings from restructurings and our estimates with respect to future operating results, including, without limitation, earnings, cash flow and revenue. Factors which could cause actual results to differ materially include those set forth in the risks discussed below under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We undertake no obligation to assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

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WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the Notes and the Common Stock issuable upon conversion of the Notes offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, please refer to the registration statement and its exhibits and schedules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We incorporate hereby by reference hereto in this prospectus the following documents filed by us with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

•	our Current Reports on Form 8-K filed on October 28, 2003 and October 31, 2003;

•	the description of our Common Stock contained in our registration statement on Form 8-A, dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description; and

•	the description of our preferred share purchase rights contained in amendment no. 5 to our registration statement on Form 8-A, dated February 15, 2003, and any other amendment or report filed for the purpose of updating such description.

      We also incorporate hereby by reference hereto all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this prospectus.

      We are “incorporating by reference” certain documents that we file with the SEC, which means that such documents are considered part of this prospectus and that we can disclose important information to you by referring to those documents. Information that we file in the future with the SEC will automatically update and supersede earlier information in or incorporated by reference in this prospectus. Any statement made in a document incorporated or deemed incorporated in this prospectus by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document, which also is incorporated or deemed incorporated in this prospectus by reference, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Statements made in this prospectus, or in any document incorporated by reference in this prospectus, as to the contents of any contract or other document referred to in this prospectus, or in such document incorporated herein, are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated herein; each such statement being qualified in all material respects by such reference. We will provide a copy of these filings and any exhibits specifically incorporated in these filings and a copy of the indenture and registration rights agreement referred to in this prospectus at no cost by request directed to us at the following address and telephone number: JDS Uniphase Corporation, 1768 Automation Parkway, San Jose, California 95131, Attention: Investor Relations, or by telephone to Investor Relations at (415) 268-6590.

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SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus. When we refer to “we,” “us,” “our,” or “the Company,” we mean JDS Uniphase Corporation and its subsidiaries, unless the context indicates otherwise. Unless otherwise indicated, references to “2003” mean our fiscal year ending June 30, 2003, references to “2002” mean our fiscal year ended June 30, 2002, references to “2001” mean our fiscal year ended June 30, 2001, references to “2000” mean our fiscal year ended June 30, 2000 and references to “1999” mean our fiscal year ended June 30, 1999.

JDS Uniphase Corporation

      We are a worldwide leader in optical technology. We design and manufacture products for fiberoptic communications, as well as for markets where our core optics technologies provide innovative solutions for industrial, commercial and consumer applications. Our fiberoptic components and modules are deployed by system manufacturers for the telecommunications, data communications and cable television industries. We also offer products through original equipment manufacturers for display, security, medical/ environmental instrumentation, decorative, aerospace and defense applications.

      Fiberoptic communications systems enable transmission of video, audio and text data over high-capacity fiberoptic cables. Although ultimately highly complex, a fiberoptic communications system performs three basic functions common to all communications systems: transmitting, routing (switching) and receiving information, in this case information encoded on light signals. Our fiberoptic components, modules and subsystems, alone and in combinations, are the building blocks for these systems. These products include transmitters, receivers, amplifiers, dispersion compensators, multiplexers and demultiplexers, add/ drop modules, switches, optical performance monitors and couplers, splitters and circulators. Complementing our components, modules and subsystem products, our test and measurement equipment is used in manufacturing, research and development, system development and network maintenance environments for measuring performance of optical components. We sell our communications products to the world’s leading and emerging telecommunications, data communications and cable television systems providers worldwide.

      In addition to fiberoptic communications, we apply our optical technologies for use in the display, security, medical/ environmental, instrumentation, and aerospace and defense markets. Products of these businesses rely on optical technologies to control, enhance and modify the behavior of light utilizing its reflection, absorption and transmission properties to achieve specific effects such as high reflectivity, anti-glare and spectral filtering. Specific product applications include computer monitors and flat panel displays, projection systems, photocopiers, facsimile machines, scanners, security products and decorative surface treatments. We also supply laser products for biotechnology, graphic arts and imaging, semiconductor processing, materials processing, and a variety of other laser-based applications.

      We group our communications and non-communications products into two principal segments which we call the communications products group and the thin film products group.

      Our Internet address is www.jdsu.com. On our Investor Relations web site, which is accessible through www.jdsu.com, we post all Securities and Exchange Commission filings as soon as reasonably practicable after they are electronically filed or furnished to the Securities and Exchange Commission. All such filings on our Investor Relations web site are available free of charge. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

      We were incorporated in California in May 1979 and reincorporated in Delaware in October 1993. We are the product of several significant mergers and acquisitions, including, among others, the combination of Uniphase Corporation and JDS FITEL Inc. to form JDS Uniphase Corporation on June 30, 1999, and the subsequent acquisitions of Optical Coating Laboratory, Inc., or OCLI, on February 4, 2000, E-TEK Dynamics, Inc., or E-TEK, on June 30, 2000 and SDL, Inc., or SDL, on February 13, 2001. Our principal executive offices are located at 1768 Automation Parkway, San Jose, California. Our telephone number at this location is (408) 546-5000.

      In fiscal year 2001, we changed our year-end from a fiscal year ending on June 30 to a 52 or 53 week fiscal year ending on the Saturday closest to June 30. This change had no impact on our results of operations, financial position or cash flows in fiscal year 2001.

      Our fiscal year 2003 ended on June 28, 2003, whereas fiscal years 2002 and 2001 ended on June 29, 2002 and June 30, 2001, respectively. For comparative presentation purposes, all accompanying consolidated financial statements and notes thereto have been shown as ending on June 30. The first quarters of fiscal year 2004 and 2003 ended on September 27, 2003 and September 28, 2002, respectively. For comparative presentation purposes, all accompanying financial statements and footnotes thereto have been shown as ending on the last day of the calendar month.

Terms of the Notes

Designation and Amount	$475,000,000 aggregate principal amount Zero Coupon Senior Convertible Notes due 2010.

Maturity	November 15, 2010.

Interest	Interest on the Notes is zero unless the Company defaults on specified obligations under the registration rights agreement. See “Description of Notes — Registration Rights of the Noteholders.”

Conversion	A holder of Notes may convert the Notes into shares of our Common Stock at a conversion rate of 202.4291 shares per $1,000 principal amount of Notes, subject to adjustment, prior to the close of business on the final maturity date under any of the following circumstances:

• during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our Common Stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

• after November 15, 2008 until maturity, on any date on which the closing sale price of our Common Stock exceeds 110% of the conversion price, and at all times thereafter;

• during the five business day period after any five consecutive trading day period in which the trading price per Note for each day of such period was less than 98% of the product of the closing sale price of our Common Stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; provided that you will receive an amount of cash or Common Stock, or any combination thereof, equal to the principal amount of Notes being converted pursuant to this contingency if the closing sale price of our Common Stock exceeds the conversion price;

• if we call the Notes for redemption; or

• upon the occurrence of specified corporate events described under “Description of Notes.”

Upon conversion, we have a right to deliver cash, or a combination of cash and shares of Common Stock, in lieu of shares of our Common Stock. See “Description of Notes — Payment Upon Conversion.”

Redemption	We may redeem any of the Notes beginning November 15, 2008 by giving a holder of Notes at least 30 days’ notice. We may redeem the Notes either in whole or in part at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid additional interest, if any, resulting from a default under the registration rights agreement.

Designated Event	If a designated event, as described under “Description of Notes — Repurchase at Option of the Holder Upon a Designated Event,” occurs prior to maturity, a holder of Notes may require us to repurchase all or part of such Notes at a repurchase price equal to

100% of the principal amount of the Notes plus accrued and unpaid additional interest, if any, resulting from a default under the registration rights agreement. We may choose to pay the repurchase price in cash, shares of our Common Stock or, if applicable, of the surviving corporation’s common stock or a combination thereof. See “Description of Notes — Registration Rights of the Noteholders.”

Repurchase at the Option of the Holder	A holder of Notes may require us to repurchase the Notes, in whole or in part, on November 15, 2008 for a repurchase price equal to 100% of the principal amount of the Notes plus additional interest, if any.

Sinking Fund	None.

Senior Notes	The Notes are our senior unsecured debt and will rank on a parity with all of our existing and future unsecured debt and prior to all subordinated debt. The indenture does not restrict our ability to incur additional indebtedness. See “Description of Notes — Subordination.”

Use of Proceeds	We will not receive any proceeds from the resale of the Notes and the shares of our Common Stock issuable upon conversion of the Notes by the selling securityholders.

Registration Rights	We have agreed to file a shelf registration statement, of which this prospectus is a part, with the SEC covering the resale of the Notes and the underlying Common Stock. We also agree to use commercially reasonable efforts to keep the shelf registration statement effective until one of the following has occurred:

• all securities covered by the registration statement have been sold pursuant to the shelf registration statement or Rule 144;

• the expiration of the applicable holding period with respect to the Notes and the underlying Common Stock under Rule 144(k) under the Securities Act or any successor provision; or

• the Notes and the underlying Common Stock have ceased to be outstanding (whether as result of repurchase and cancellation, conversion or otherwise).

Trading	We do not intend to list the Notes on any national securities exchange. As of October 31, 2003, the Notes were eligible for trading on the PORTAL market. Our Common Stock is quoted on the Nasdaq National Market under the symbol “JDSU.”

Absence of a Public Market	The Notes are securities for which there is currently no public market. An active or liquid market may not develop for the Notes. See “Plan of Distribution.”

Ranking	The Notes are general unsecured obligations of the Company. The Notes are also effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2003, our subsidiaries had outstanding indebtedness of approximately $6.0 million, other than intercompany indebtedness and trade payables. We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the Notes and our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

The continuing unstable economic environment has significantly harmed and may continue to significantly harm our industries.

Our revenue levels are unstable, we are not currently profitable, and we have difficulty predicting future operating results.

      As a result of continuing unfavorable economic and market conditions, particularly in the communications sector (but also in our non-communications business), our revenues have declined significantly from historic levels, we are not currently profitable, and we are unable to predict future sales accurately or to provide long-term guidance for future financial performance. Historically, our communications business was the more affected business; however, recently, these unfavorable conditions are increasingly impacting our non-communications businesses. The conditions contributing to this difficulty include:

•	uncertainty regarding the capital spending plans of the major telecommunications carriers, upon which our telecommunications systems manufacturing customers, and ultimately we, depend for a substantial amount of our sales;

•	the weakened financial condition of many major telecommunications carriers and their current limited access to the capital required for expansion;

•	continued reduction in inventory levels by our telecommunications systems manufacturing customers;

•	limited visibility regarding the long-term demand for high content, high speed, broadband telecommunications networks;

•	excess fiber and channel capacity, particularly in the long-haul market, which historically has been responsible for a major portion of our communications sales and profits;

•	uncertainty regarding the growth and profitability of the security display and commercial laser markets, which are responsible for a substantial portion of our non-communications sales and profits; and

•	general market and economic uncertainty.

      Based on these and other factors, many of our major customers have reduced, modified, cancelled or rescheduled orders for our products and have expressed uncertainty as to their future requirements. In the communications business, this uncertainty is reflected in the limited and highly variable forecasts our customers are providing of their anticipated needs for our communications products. As a result, our revenues in the future are likely to fluctuate and may, in fact, decline, and we anticipate that we will continue to be unprofitable in the near future. In addition, due to our current limited ability to provide long-term guidance for our operating results, our ability to meet financial expectations for future periods may be harmed.

Our customers’ businesses have been harmed by the economic downturn.

      Our communications business is largely dependent upon product sales to telecommunications systems manufacturers who in turn are dependent for their business upon sales of fiberoptic systems to telecommunica-

tions carriers. All of our systems manufacturing customers and their carrier customers have experienced severe business declines during the current downturn. Many of these companies are currently operating at losses and are unable to make meaningful long-term predictions for their recovery, and hence their forecasted requirements for optical telecommunications systems. This continuing uncertainty means that, as a supplier of the components and modules for these systems, our ability to predict our financial results or business prospects for future periods is severely limited.

Our Global Realignment Program may be unsuccessful in aligning our operations to current market conditions.

      In response to the economic slowdown and as part of our continuing integration efforts, we commenced a Global Realignment Program in April 2001, under which we are, among other things:

•	eliminating some product development programs and consolidating or curtailing others in order to focus our research and development investments on the most promising projects;

•	consolidating our manufacturing facilities from multiple sites into single locations, as well as consolidating sales and administrative functions; and

•	aligning our sales organization to offer customers a single point of contact for all of their product requirements, and creating regional and technical centers to streamline customer interaction with product line managers.

      Implementation of the Global Realignment Program involves major reductions in our workforce and facilities and, in certain instances, the relocation of products, technologies and personnel. We have incurred and will continue to incur significant costs (including cash expenditures) to implement the Global Realignment Program and we expect to realize significant future cost reductions as a result. The Global Realignment Program may not be successful in achieving the expected cost reductions or other benefits, may be insufficient to align our operations with customer demand and the changes affecting our industry, or may be more costly or extensive than currently anticipated. Even if the Global Realignment Program is successful and meets our current cost reduction goals, our sales must increase substantially in the future for us to be profitable.

Our cost reduction programs may be insufficient to achieve long-term profitability.

      We are undertaking cost reduction measures, under and in addition to the Global Realignment Program, intended to reduce our expense structure at both the cost of goods sold and the operating expense levels. We believe these measures are a necessary response to, among other things, declining average sales prices across our product lines. These measures may be unsuccessful in creating profit margins sufficient to sustain our current operating structure and business.

We have incurred, and may in the future incur, inventory-related charges, the amounts of which are difficult to predict accurately.

      As a result of the business downturn and declining demand for our products, we have written down a substantial portion of our inventory as our revenue forecasts continued to decline. We generally use a rolling six-month forecast based on anticipated product orders, product order history, forecasts and backlog to assess our inventory requirements. However, as discussed above, our ability to forecast our customers’ needs for our products in the current economic environment is very limited. Consequently, we have incurred, and may in the future incur, charges to write down our inventory. We recorded charges of $56.1 million and $203.9 million related to excess and obsolete inventory during fiscal 2003 and 2002, respectively. We may incur such inventory write-downs in future periods. Moreover, because of our current difficulty in forecasting overall revenue, we may in the future revise our previous forecasts, which could lead to further inventory write-downs. While we believe, based on current information, that the amount recorded for inventory is properly reflected on our balance sheet at September 30, 2003, if market conditions are less favorable than our forecasts, our future revenue mix differs from our forecasted revenue mix, or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write-downs.

Any failure of our major telecommunications systems manufacturing customers, or their telecommunications carrier customers, to service their debt would materially harm our business.

      During the rapid growth in the telecommunications sector in the mid-to-late 1990s, telecommunications systems manufacturers and their telecommunications carrier customers incurred large amounts of debt in order to finance the expansion that was then forecasted. In the rapid downturn that followed, both capital spending and revenue declined, but debt remained and in some instances increased. As a result, several of the telecommunications carriers and, in turn their suppliers, our telecommunications systems manufacturing customers, continue to have significant amounts of outstanding debt. The servicing of this debt may, among other things, limit the carriers’ ability to buy new capital equipment and, thus, the demand for telecommunications systems. In fact, several carriers (WorldCom and Global Crossing, among others) have declared bankruptcy over the past two years, or are otherwise in financial distress. We anticipate that some or all of these companies will need to repay or restructure significant portions of their debt in the future. Any failure in this task could materially harm their businesses, and consequently ours. As long as these companies are focused on debt concerns, they are less likely to acquire telecommunications systems.

If our customers fail to meet their financial obligations to us, our business will suffer.

      Although we perform ongoing credit evaluations of our customers and manage and monitor balances owed us, we are not able to predict changes in their financial condition, particularly during the current economic environment. Based on our estimates as to the quality of our accounts receivable, we maintain allowances for doubtful accounts for estimated losses resulting from the inability or unwillingness of our customers to make required payments. However, if our customers are unable to meet their financial obligations to us as a result of bankruptcy or deterioration in their operating results or financial condition, our trade receivables may not be recoverable and, in addition to not receiving the amounts owed, we may be required to record additional bad debt expenses, which could materially affect our financial condition and operating results.

      Moreover, the continuing economic slowdown has exacerbated our vulnerability to demand fluctuations for our communications products. Specifically, we have experienced and remain vulnerable to material order cancellations, modifications and reschedulings, all of which, among other things, reduce our sales and impair our ability to achieve financial targets and predict financial results for future periods.

We depend on recovery and long-term growth in our markets for our success.

If the Internet does not continue to grow as expected, our business will suffer.

      Our future success as a manufacturer of optical components, modules and subsystems ultimately depends on the continued growth of the communications industry, and, in particular, the growth of the Internet as a global communications system. As part of that growth, we are relying on increasing demand for high-content voice, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As Internet usage and bandwidth demand increase, so does the need for advanced optical networks to provide the required bandwidth. Without Internet and bandwidth growth, the need for our advanced communications products, and hence our future growth as a manufacturer of these products, is jeopardized. Currently, while generally increasing demand for Internet access is apparent, less evident is when order capacity will be absorbed. Moreover, multiple service providers compete to supply the existing demand. Also, currently, fiberoptic networks have significant excess capacity. The combination of a large number of service providers and excess network capacity has resulted in severely depressed prices for bandwidth. Until pricing recovers, service providers have less incentive to install equipment and, thus, little need for many of our communications products. Ultimately, should long-term expectations for Internet growth and bandwidth demand not be realized, our business would be significantly harmed.

We depend on stability or growth in the markets for our products outside communications for growth in the revenue of this group of products.

      The growth of our display products, light interference pigment and other businesses served out of our thin film products group, depends significantly on the continued stability or growth and success of these markets. Among other things, advances in the technology used in computer monitors, televisions, conference room projectors and other display devices have led to increased demand for flat panel displays and projection displays. We cannot be certain that growth in these markets will continue. In recent periods, we have experienced reduced demand for some of our non-communications products, particularly our display components sold to Texas Instruments. We expect this reduced demand to continue for the near term. Among other things, we are working to develop additional profitable applications for our interference pigments and display components and modules. If we fail, these businesses will suffer. Moreover, we cannot predict the impact of technological or other changes in these industries on our business. In addition, each of our non-communications products is subject to pricing pressure, consolidation and realignment as industry participants react to shifting customer requirements and overall demand. There is a risk that any consolidation or realignment could adversely affect our business, and pricing pressure can adversely affect our operating results.

Our business and financial condition could be harmed by our long-term growth strategy.

If we fail to manage or anticipate our long-term growth, our business will suffer.

      Notwithstanding the recent decline, the optical businesses as well as the businesses that we serve out of the thin film products group have historically grown, at times rapidly, and we have grown accordingly. We have made and, although we remain in an industry slowdown, expect in the future to make significant investments to enable our future growth through, among other things, internal expansion programs, product development, acquisitions and other strategic relationships. If we fail to manage or anticipate our future growth effectively, particularly during periods of industry decline, our business will suffer. Through our Global Realignment Program and other cost reductions measures we are balancing the need to shrink our operations consistent with the current economic conditions with the need to preserve our ability to grow and scale our operations when our markets recover. If we fail to achieve this balance, our business will suffer to the extent our resources and operations are insufficient to respond to a return to growth.

If we fail to commercialize new product lines, our business will suffer.

      We intend to continue to develop new product lines and improve existing ones to meet our customers’ diverse and changing needs. New product development activities are expensive, with no guarantee of success. Risks associated with our development of new products and improvements to existing products include the risk that:

•	we may fail to complete the development of a new or improved product;

•	our customers may not purchase the new or improved product because, among other things, the product is too expensive, is defective in design, manufacture or performance, is uncompetitive, or because the product has been superceded by another product or technology; or

•	we may fail to anticipate or respond to new technologies that could have a disruptive impact on our business.

      Nonetheless, if we fail to successfully develop and introduce new products and improve existing ones, our business will suffer. We have considerably reduced our research and development spending from historic levels and some of our competitors now spend considerably higher percentages of their revenues on research and development than do we.

      Furthermore, new products require increased sales and marketing, customer support and administrative effort to support anticipated increased levels of operations. We may not be successful in creating this infrastructure, or we may not realize increased sales sufficient to offset the additional expenses resulting from this increased infrastructure. In connection with our many acquisitions, we have incurred expenses in anticipation of developing and selling new products. Our operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

Changes in accounting rules have had and may continue to have a material effect on our financial results.

Our financial results could be affected by potential changes in the accounting rules governing the recognition of stock-based compensation expense.

      We measure compensation expense for our employee stock compensation plans under the intrinsic value method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Under this method, we recognized compensation charges related to stock compensation plans of $1.2 million, $50.9 million, $124.9 million and $52.6 million in the first quarter of fiscal year 2004 and in fiscal 2003, 2002 and 2001, respectively. In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” we provide disclosures of our operating results as if we had applied the fair value method of accounting. Beginning in the third quarter of fiscal 2003, we provide such disclosures in our Quarterly Reports on Form 10-Q in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Had we accounted for our compensation expense under the fair value method of accounting prescribed by SFAS No. 123, the charges would have been significantly higher than the intrinsic value method used by us, totaling $72.1 million, $685.2 million, $688.9 million and $566.2 million during the first quarter of fiscal year 2004 and during fiscal 2003, 2002 and 2001, respectively. Currently, the FASB is considering changes to accounting rules concerning the recognition of stock option compensation expense. If these proposals are implemented, we and other companies may be required to measure compensation expense using the fair value method, which would adversely affect our results of operations by increasing our losses by the additional amount of such stock option charges.

Implementation of FIN 46 could affect our financial results

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which was amended in October 2003. FIN 46 requires an investor who receives the majority of the expected losses, the expected residual returns, or both, (primary beneficiary) of a variable interest entity (“VIE”) to consolidate the assets, liabilities and results of operations of the entity. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from other parties. FIN 46, as amended, is applicable: (i) immediately for all variable interest entities created after January 31, 2003; or (ii) in the first fiscal year or interim period ending after December 15, 2003 for those created before February 1, 2003, so long as we have not issued financial statements reporting that VIE in accordance with FIN 46, other than the disclosures required by paragraph 26 of FIN 46. During the first quarter of fiscal 2004, we adopted the provisions of FIN 46 with respect to a synthetic lease agreement pertaining to two separate properties and recognized a non-cash cumulative effect of an accounting change adjustment of $2.9 million and deferred impairment charge of $5 million.

      The Company is currently reviewing its cost and equity method investments and other variable interests acquired prior to February 1, 2003 to determine whether those entities are variable interest entities and, if so, if the Company is the primary beneficiary of any of its investee companies. At September 30, 2003, the Company had 24 cost and equity method investments primarily in privately held companies and venture funds that have the potential to provide strategic technologies and relationships to the Company’s businesses. The Company expects to complete the review during the second quarter of fiscal 2004. Provided the Company is not the primary beneficiary, the Company’s maximum exposure to loss for these investments at September 30, 2003 is limited to the carrying amount of its investment of $37.8 million in such entities and its minimum funding commitments of $20.6 million. The consolidation of any investee companies under Interpretation No. 46 could adversely affect the financial position and results of operations of the Company.

Our total net revenue is dependent upon a few key customers.

      A few large customers account for most of our total net revenue. During fiscal 2003, Texas Instruments accounted for 12% of our total net revenue. During fiscal 2002, no customer accounted for more than 10% of our total net revenue. During fiscal 2001, Nortel, Alcatel and Lucent accounted for 14%, 12% and 10% of our total net revenue, respectively. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account, alone or in the aggregate, for a high percentage of our total net revenue. Dependence on a limited number of customers exposes us to the risk that order reductions from any one customer can have a material adverse effect on periodic revenue. In fiscal 2003, we experienced a dramatic decline in our sales to Texas Instruments, from $23.5 million (15% of quarterly revenue) in the second quarter of the year to $14.4 million (less than 10% of quarterly revenue) in the fourth quarter of the year. Moreover, many of our customers are currently experiencing significant revenue declines and, in recent periods, have significantly reduced their orders from us. If such reductions continue, our business will continue to be harmed.

Any failure to remain competitive would harm our operating results.

If we are not competitive, our operating results could suffer.

      The markets in which we sell our products are highly competitive and characterized by rapidly changing and converging technologies. We face intense competition from established competitors and the threat of future competition from new and emerging companies in all aspects of our business. Among our current competitors are some of our customers, who are vertically integrated and either manufacture and/or are capable of manufacturing some or all of the products we sell to them. In addition to our current competitors, we expect that new competitors providing niche, and potentially broad, product solutions will increase in the future. While the current economic downturn has reduced the overall level of business in our industries, the competition remains fierce. To remain competitive in both the current and future business climates, we believe we must maintain a substantial commitment to research and development, improve the efficiency of our manufacturing operations, and streamline our marketing and sales efforts, as well as customer service and support. Under our Global Realignment Program, we have ongoing initiatives in each of these areas. However, our efforts to remain competitive as we continue to implement our Global Realignment Program may be unsuccessful. Among other things, we may not have sufficient resources to continue to make the investments necessary to remain competitive, or we may not make the technological advances necessary to remain competitive. In addition, notwithstanding our efforts, technological changes, manufacturing efficiencies or development efforts by our competitors may render our products or technologies obsolete or uncompetitive.

      In the telecommunications industry, our telecommunications systems manufacturing customers evaluate our products and competitive products for deployment in their telecommunications systems. Similarly, telecommunications carrier customers evaluate our customers’ system products and competitive products for system installation. Any failure of us to be selected by our customers, or our customers to be selected by their customers, can significantly harm our business.

      The businesses we serve through our thin film products group (e.g., display, medical/environmental instrumentation, document security, product security, aerospace and defense, and lasers) are also susceptible to changing technologies and competition. Growth in the demand for our products within these markets will depend upon our ability to compete with providers of lower cost, higher performance products by developing more cost-effective processes and improving our products. Currently, we are working to develop new products for use in the commercial laser and flat panel display markets, markets with significant existing and developing competition. Our success or failure in these efforts will have a material impact on our non-communications business. In the security market, we face competition from alternative anti-counterfeiting devices such as holograms, embedded threads and watermarks.

The telecommunications industry is consolidating.

      The telecommunications industry is consolidating and we believe it will continue to consolidate in the future as companies attempt to strengthen or hold their market positions in an evolving industry. The recent consolidations of Bookham and Nortel Network’s optical components business and of Avanex and Corning’s and Alcatel’s respective optical components businesses are recent examples of high profile consolidations. We anticipate that consolidation will continue as a result of the current industry downturn. In addition, industry consolidation may result in stronger competitors who are able to compete better as sole-source vendors for customers. This could harm our business as we compete to be a single-vendor solution.

      We also expect consolidation to occur among our telecommunications systems manufacturing customers and their telecommunications carrier customers. Consolidation at either level could result in, among other things, greater negotiating power for the consolidated companies with their suppliers in response to reduced competition, and reduced overall demand for telecommunications systems as the number of companies installing systems or providing services declines. Any of these results could reduce demand for our telecommunications products and increase pressure to reduce our prices and provide other incentives.

Average selling prices are declining.

      Prices for telecommunications fiberoptic products generally decline over time as new and more efficient components and modules with increased functionality are developed, manufacturing processes improve and competition increases. The current economic environment has exacerbated the general trend, as declining revenues have forced telecommunications carriers and their suppliers to reduce costs, leading to increasing pricing pressure on our competitors and us. Weakened demand for optical components and modules has created an oversupply of these products, which has increased pressure on us to reduce our prices. To the extent this oversupply is not resolved in future periods, we anticipate continuing pricing pressure. Moreover, currently, fiberoptic networks have significant excess capacity. Industry participants disagree as to the amount of this excess capacity. However, to the extent that there is significant overcapacity and this capacity is not profitably utilized in future periods, we expect to face additional pressure to reduce our prices. Also, numerous telecommunications carriers (WorldCom and Global Crossing, among others) have declared bankruptcy over the past two years or are otherwise in financial distress. As carriers are eliminated from the marketplace, through bankruptcy or consolidation, system vendors lose customers, while remaining carriers are able to increase price pressures on system vendors since vendors have fewer customer alternatives. System vendors in turn will apply those pressures on us.

      We are also experiencing pricing pressure in the businesses we serve through our thin film products group (e.g., display, medical/environmental instrumentation, document security, product security, aerospace and defense, and lasers), as a result of improved internal sourcing capabilities within some of our customers, declining demand for some of our products and increased competition.

      In response to declining average sales prices, we are undertaking cost reduction measures, under and in addition to the Global Realignment Program, intended to reduce our expense structure at both the cost of goods sold and the operating expense levels. These measures may be unsuccessful in creating profit margins sufficient to sustain our current operating structure and business. In addition to direct cost cutting, we must continue to: (i) timely develop and introduce new products that incorporate features that enable such products to be less price sensitive, and (ii) increase the efficiency of our manufacturing operations. Failure to do so could cause our revenues and profit margins to further decline, which would harm our business.

If we fail to attract and retain key personnel, our business could suffer.

      Our future depends, in part, on our ability to attract and retain key personnel. Competition for highly skilled technical people is extremely intense, and, the current economic environment notwithstanding, we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of services of these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business.

      As a consequence of the current economic environment and as part of our Global Realignment Program, we have reduced our global workforce to 5,194 employees as of September 30, 2003. We cannot predict the impact our recent workforce reductions and any other reductions we are compelled to make in the future will have on our ability to attract and retain key personnel.

      Similar to other technology companies, particularly those located in Silicon Valley, we rely upon our ability to use stock options and other forms of equity-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees, particularly as and when an industry recovery returns. Recent proposals to modify accounting rules relating to the expensing of equity compensation may cause us to substantially reduce, or even eliminate, all or portions of our equity compensation programs.

We have concerns regarding the manufacturing, quality and distribution of our products.

If we do not achieve acceptable manufacturing volumes, yields and costs, our business will suffer.

      Our success depends upon our ability to timely deliver products to our customers at acceptable volume and cost levels. The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes to our manufacturing processes or those of our suppliers, or the inadvertent use of defective or contaminated materials by our suppliers or us, could significantly hurt our ability to meet our customers’ product volume and quality needs. Moreover, in some cases, existing manufacturing techniques, which involve substantial manual labor, may not achieve the volume or cost targets necessary to be competitive. In these cases, we will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve these targets, and we will need to undertake other efforts to reduce manufacturing costs. Currently, we are devoting significant funds and other resources to: (i) develop advanced manufacturing techniques to improve product volumes and yields and reduce costs, and (ii) realign some of our product manufacturing facilities to locations offering optimal labor costs. These efforts may not be successful. If we fail to achieve acceptable manufacturing yields, volumes and costs, our business will be harmed.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could suffer.

      Customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing lines for the products. Each new manufacturing line must go through rigorous qualification with our customers. The qualification process can be lengthy and is expensive, with no guarantee that any particular product qualification process will lead to profitable product sales. Moreover, we are currently consolidating our worldwide manufacturing operations into centralized locations, such as our facilities in Shenzhen, China. Among other things, we are moving the manufacturing of some of our products to other facilities. We expect that consolidation and product relocations may continue for the foreseeable future. The manufacturing lines for relocated products must undergo qualification before commercial shipment of these products can recommence. The qualification process, whether for new products or in connection with the relocation of manufacturing of current products, determines whether the manufacturing line achieves the customers’ quality, performance and reliability standards. Our expectations as to the time periods required to qualify (or requalify) a product line and ship products in volumes to customers may be erroneous. Delays in qualification can cause a product to be dropped from a long-term supply program. These delays will also impair the expected timing, and may impair the expected amount, of sales of the affected products. Nevertheless, we may, in fact, experience delays in obtaining qualification of our manufacturing lines and, as a consequence, our operating results and customer relationships would be harmed.

If our products fail to perform, our business will suffer.

      Our business depends on manufacturing excellent products of consistently high quality. Our products are highly complex and, as such susceptible to design and manufacturing defects. To guard against this, our products are rigorously tested for quality both by our customers and us. Nevertheless, our customers’ testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems that are unforeseeable in testing or that are detected only when products are fully deployed and operated under peak stress conditions), our products may fail to perform as expected. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and remain exposed to such failures, as our products are widely deployed throughout the world in multiple demanding environments and applications. In some cases, product redesigns or additional capital equipment may be required to correct a defect. We have in the past increased our warranty reserves and have incurred significant expenses relating to certain communications products. Any significant product failure could result in lost future sales of the affected product and other products, as well as customer relations’ problems, litigation and damage to our reputation.

Certain of our non-telecommunications products are subject to governmental and industry regulations, certifications and approvals.

      The commercialization of certain of the products we design, manufacture and distribute through our thin film products group may be delayed or made more costly due to required government and industry approval processes. Development of applications for our light interference pigment products may require significant testing that could delay our sales. For example, certain uses in cosmetics may be regulated by the Food and Drug Administration, which has extensive and lengthy approval processes. Durability testing by the automobile industry of our pigments used with automotive paints can take up to three years. If we change a product for any reason including technological changes or changes in the manufacturing process, prior approvals or certifications may be invalid and we may need to go through the approval process again. If we are unable to obtain these or other government or industry certifications in a timely manner, or at all, our operating results could be adversely affected.

We may not be able to enter into necessary strategic alliances to effectively commercialize our products.

      We often rely on strategic alliances with other companies to commercialize some of our products in a timely or effective manner, primarily in our non-telecommunication businesses. Our current strategic alliance partners provide us with assistance in the marketing, sales and distribution of a diverse line of products. We may be unable to find appropriate strategic alliances in markets in which we have little experience, which could prevent us from bringing our products to market in a timely manner, or at all. For instance, we have a strategic alliance with SICPA, one of our major customers in the thin film products group, for the marketing and sale of our light interference pigments used to provide security features in currency. Under a license and supply agreement, we rely exclusively on SICPA to market and sell to this market worldwide. SICPA has the right to terminate the agreement if we breach it. If SICPA terminates our agreement or if it is unable to market and sell our light interference pigments successfully for the applications covered by the agreement, our business may be harmed and we may be unable to find a substitute marketing and sales partner or develop these capabilities ourselves. Also, if SICPA fails to meet its minimum purchase requirements under the agreement for any reason, our operating results would be adversely affected.

If our contract manufacturers fail to deliver quality products at reasonable prices and on a timely basis, our results of operations and financial conditions could be harmed.

      We are increasing our use of contract manufacturers as an alternative to our own manufacturing of products. If these contract manufacturers do not fulfill their obligations to us, or if we do not properly manage these relationships and the transition of production to these contract manufacturers, our existing customer relationships may suffer. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement or maintain manufacturing methods appropriate for our products and customers.

      Our supply chain and manufacturing process relies on accurate forecasting to provide us with optimal margins and profitability. Because of market uncertainties, forecasting is becoming much more difficult. In addition, as we come to rely more heavily on contract manufacturers, we may have fewer personnel resources with expertise to manage these third-party arrangements.

Interruptions affecting our key suppliers could disrupt production, compromise our product quality and adversely affect our revenue.

      We obtain various components included in the manufacture of our products from single or limited source suppliers. A disruption or loss of supplies from these companies or price increases for these components would materially harm our results of operations, product quality and customer relationships. For example, we currently utilize a sole source for the crystal semiconductor chip sets incorporated in our solid-state microlaser products. We obtain lithium niobate wafers, gallium arsenide wafers, specialized fiber components and some lasers used in our telecommunications products primarily from limited source suppliers. These materials are important components of certain of our products and we currently do not have alternative sources for such materials. Also, we do not currently have long-term or volume purchase agreements with any of these suppliers, and these components may not in the future be available at reasonable prices in the quantities required by us, if at all, in which case our business could be materially harmed.

We face risks related to our international operations and revenue.

      Our customers are located throughout the world. In addition, we have significant offshore operations, including manufacturing, sales and customer support operations. Our operations outside North America include facilities in Europe and Asia-Pacific.

      Our international presence exposes us to certain risks, including the following:

•	our ability to comply with the customs, import/export and other trade compliance regulations of the countries in which we do business, together with any unexpected changes in such regulations;

•	tariffs and other trade barriers;

•	political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and research facilities;

•	difficulties in staffing and management;

•	language and cultural barriers;

•	seasonal reductions in business activities in the countries where our international customers are located;

•	integration of foreign operations;

•	longer payment cycles;

•	greater difficulty in accounts receivable collection;

•	currency fluctuations; and

•	potential adverse tax consequences.

      Net revenue from customers outside North America accounted for 30%, 26% and 32% of our total net revenue in fiscal 2003, 2002 and 2001, respectively. We expect that revenue from customers outside North America will continue to account for a significant portion of our total net revenue. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may materially and adversely affect our business. In addition, sales of many of our customers depend on international sales and consequently further expose us to the risks associated with such international sales.

      The international dimensions of our operations and sales subject us to a myriad of domestic and foreign trade regulatory requirements. As part of our ongoing integration program, we are evaluating our current trade compliance practices and implementing improvements, where necessary. Among other things, we are auditing our product export classification and customs procedures and are installing trade information and compliance systems using our global enterprise software platforms. We do not currently expect the costs of such evaluation or the implementation of any resulting improvements to have a material adverse effect on our operating results or business. However, our evaluation and related implementation are not yet complete and, accordingly, the costs could be greater than expected and such costs and the legal consequences of any failure to comply with applicable regulations could affect our business and operating results.

We are increasing manufacturing operations in China, which expose us to risks inherent in doing business in China.

      As a result of our Global Realignment Program and in an effort to reduce costs, we have increased our manufacturing operations in China and those operations are subject to greater political, legal and economic risks than those faced by our other operations. In particular, the political, legal and economic climate in China (both at national and regional levels) is extremely fluid and unpredictable. Among other things, the legal system in China (both at the national and regional levels) remains highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are exacerbated for foreign businesses, such as ours, operating in China. Our business could be materially harmed by any changes to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

      Currently, we operate manufacturing facilities located in Shenzhen, Fuzhou and Beijing, China. As part of our Global Realignment Program and in an effort to reduce costs, we continue to increase the scope and extent of our manufacturing operations in our Shenzhen facilities. Accordingly, we expect that our ability to operate successfully in China will become increasingly important to our overall success. As we continue to consolidate our manufacturing operations, we will incur additional costs to transfer product lines to the facilities located in China, which could have a material adverse impact on our operating results and financial condition.

     We expect to export the majority of the products manufactured at our facilities in China.

      Upon application to and approval by the relevant government authorities, we will not be subject to certain of China’s taxes and are exempt from customs duties on imported components or materials and exported products. We are required to pay income taxes in China, subject to certain tax relief. We may become subject to other taxes in China or may be required to pay customs duties and export license fees in the future. In the event that we are required to pay other taxes, customs duties and export license fees in China, our results of operations could be materially and adversely affected.

We may incur unanticipated costs and liabilities, including costs under environmental laws and regulations.

      Our operations use certain substances and generate certain wastes that are regulated or may be deemed hazardous under environmental laws. Some of these laws impose liability for cleanup costs and damages relating to releases of hazardous substances into the environment. Such laws may become more stringent in the future. In the past, costs and liabilities arising under such laws have not been material; however, we cannot assure you that such matters will not be material to us in the future.

     Our business could be adversely affected by certain unexpected catastrophic events.

      We may encounter natural disasters, which could harm our financial condition and results of operations.

      Our headquarters, including some of our research and development and manufacturing facilities, are located in California near major earthquake faults. Any damage to our facilities in California or other locations as a result of an earthquake, fire or any other natural disasters could disrupt our operations and have a material adverse impact on our business, operating results and financial condition.

     Our business is subject to the risks of terrorist acts and acts of war.

      Terrorist acts or acts of war may disrupt our operations, as well as our customers’ operations. The terrorist attacks on September 11, 2001 created many economic and political uncertainties, and intensified the global economic downturn. Any future terrorist activities could further weaken the global economy and create additional uncertainties, forcing our customers to further reduce their capital spending or cancel orders from us, which could have a material adverse impact on our business, operating results and financial condition.

Our business and operations would suffer in the event of a failure of our information technology infrastructure.

      We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. We are constantly updating our information technology infrastructure. Among other things, we recently unified most of our manufacturing, accounting, sales and human resource data systems using an Oracle platform, and we have entered into an agreement with Oracle to provide and maintain our global ERP infrastructure on an outsourced basis. Any failure to manage, expand and update our information technology infrastructure or any failure in the operation of this infrastructure could harm our business.

      Despite our implementation of security measures, our systems are vulnerable to damages from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to our operations. To the extent that any disruptions or security breach results in a loss or damage to our data, or inappropriate disclosure of confidential information, it could harm our business. In addition, we may be required to spend additional costs and other resources to protect us against damages caused by these disruptions or security breaches in the future.

If we have insufficient proprietary rights or if we fail to protect those we have, our business would be materially harmed.

     We may not obtain the intellectual property rights we require.

      Others, including academic institutions, our competitors and other large technology-based companies, hold numerous patents in the industries in which we operate. Some of these patents may purport to cover our products. In response, we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary to ensure we possess sufficient intellectual property rights for the conduct of our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products, impede the sale of some of our current products, or substantially increase the cost to provide these products to our customers. While in the past licenses generally have been available to us where third-party technology was necessary or useful for the development, production or sale of our products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination of both. Such royalty or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third-party technologies and intellectual property rights and are required to pay royalties to these third-party licensors on some of our telecommunications products and laser subsystems.

     Our products may be subject to claims that they infringe the intellectual property rights of others.

      The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. We have received in the past and, from time to time, may in the future receive notices from third parties claiming that our products infringe upon third-party proprietary rights. As the downturn in the communications industries deepened and continued over the past two years, many companies have turned to their intellectual property portfolios as an alternative revenue source. This is particularly true of companies which no longer compete with us. Many of these companies have larger, more established intellectual property portfolios than ours. Typical for a growth-oriented technology company, at any one time we generally have various pending claims from third parties that one or more of our products or operations infringe or misappropriate their intellectual property rights or that one or more of our patents are invalid. However, as economic uncertainty continues, the level of patent infringement disputes in which we are engaged and expect to be engaged for the foreseeable future has increased. For example, we have pending litigation with Litton Systems, Inc. and the Board of Trustees of the Leland Stanford, Jr. University involving claims for damages in connection with the alleged past infringement by our optical amplifiers of a now expired U.S. patent. We have also received claims and notice letters from British Telecommunications and other companies regarding the alleged infringement of their patents by certain of our products. We will continue to respond to other claims in the course of our business operations. We do not believe that any of these claims will materially harm our business or financial condition. In the past the settlement and disposition of these disputes has not had a material adverse impact on our business or financial condition, however this may not be the case in the future. Further, the litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful. If we are unsuccessful, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development or such licenses may not be available on terms acceptable to us, if at all. Without such a license, we could be enjoined from future sales of the infringing product or products.

     Our intellectual property rights may not be adequately protected.

      Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold numerous U.S. patents on products or processes and corresponding foreign patents and have applications for some patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to our own. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

     We face certain litigation risks that could harm our business.

      We have had numerous lawsuits filed against us asserting various claims, including securities and ERISA class actions and stockholder derivative actions. The results of complex legal proceedings are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that plaintiffs seek and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity and results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits, particularly the securities class actions and stockholder derivative actions, have been significant, will continue to be costly and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates.

      Like most other public companies, we carry insurance protecting our officers and directors against claims relating to the conduct of our business. Historically, this insurance covered, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers, and we agree to underwrite a portion of such exposures under the terms of the insurance coverage. Over the last several years, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic environment and decline in stock prices has been a substantial increase in the number of securities class actions and similar claims brought against public corporations and their management, including our company and certain of our current and former officers and directors. Many, if not all, of these actions and claims are, and will likely continue to be, at least partially insured by third-party insurers. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies.

      The insurance policies that may cover the current securities lawsuits against us have a $10 million retention. As a result, the costs we incur in defending the current securities lawsuits against us may not be reimbursed until they exceed $10 million. The policies that would cover any future lawsuits may not provide any coverage to us and may cover the directors and officers only in the event we are unable to cover their costs in defending against and resolving any future claims. In fact our current policy only covers our directors and officers and is only applicable under circumstances in which the Company is unable to pay or is prohibited from paying claims accrued during the policy period. As a result, our costs in defending or settling any future lawsuits or paying any judgments arising therefrom could increase significantly and could materially impair the Company’s financial condition.

      Each year we negotiate with insurers to renew our director and officer insurance. Particularly in the current economic environment, we cannot assure you that in the future we will be able to obtain sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future or existing securities class actions or other claims made against us or our management arising from the conduct of our operations. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Recently enacted and proposed regulatory changes may cause us to incur increased costs.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, will increase our expenses as we evaluate the implications of new rules and devote resources to respond to the new requirements. In particular, we expect to incur additional SG&A expense as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our independent auditors to attest to, our internal controls. The compliance of these new rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to normal business operations. Further, the impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business.

If we fail to manage our exposure to worldwide financial and securities markets successfully, our operating results could suffer.

      We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. We often utilize derivative financial instruments to mitigate these risks. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of most of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. When we acquire assets denominated in foreign currencies, we usually mitigate currency risks associated with these exposures with forward currency contracts. A substantial portion of our sales, expense and capital purchasing activities are transacted in U.S. dollars. However, some of these activities are conducted in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we may enter into foreign currency forward contracts. The contracts reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on our financial position may differ materially.

      We also hold investments in other public and private companies, including, among others, Nortel Networks, Adept and ADVA, and have limited funds invested in private venture funds. All three companies have experienced severe stock price declines during the economic downturn, which have greatly reduced the value of our investments, and we have written down the value of these investments as the decline in fair value was deemed to be other-than-temporary. During fiscal 2003, we have written down the value of our Adept investment to $0 and recorded impairment charges of $25.0 million. During fiscal 2002, we recorded impairment charges of $187.3 million related to Nortel and $13.9 million related to ADVA. During fiscal 2001, we recorded impairment charges of $511.8 million related to Nortel and $744.7 million related to ADVA. In addition to our investments in public companies, we have in the past and expect to continue to make investments in privately held companies for strategic and commercial purposes. For example, we had a commitment to provide additional funding of up to $20.6 million to certain venture capital investment partnerships as of September 30, 2003. In recent months several of the private companies in which we held investments have ceased doing business and have either liquidated or are in bankruptcy proceedings. If the carrying value of our investments exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of the investments, which could materially harm our results of operations or financial condition.

Risks Related to the Notes and our Securities

We significantly increased our leverage as a result of the sale of the Notes.

      In connection with our initial issuance of the Notes, we incurred $475 million of indebtedness, which substantially increased our principal payment obligations and we may not have enough cash to repay the notes when due. Our ability to satisfy our obligations to repay amounts outstanding under the Notes will depend on our ability to generate cash. Our ability to generate sufficient cash flow will depend on our ability to successfully manage our business and other factors, including general economic, financial, competitive, legislative and regulatory conditions, some of which are beyond our control. By incurring new indebtedness, the related risks that we now face could intensify. Our ability to satisfy our payment obligations under the Notes and to satisfy any other future debt obligations will depend upon our future operating performance and possibly our ability to obtain additional financing. The degree to which we are leveraged could materially and adversely affect our ability successfully to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures.

The Notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

      None of our subsidiaries have guaranteed our obligations under, or have any obligation to pay any amounts due on, the Notes. As a result, the Notes are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At September 30, 2003, our subsidiaries had outstanding indebtedness of approximately $6.0 million, other than intercompany indebtedness and trade payables.

      In addition, the Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes. At September 30, 2003, we had no secured debt outstanding.

The Notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the Notes.

      We are not restricted under the terms of the Notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or shares of our Common Stock by the terms of the Notes.

We may not have the ability to repurchase the Notes in cash if noteholders exercise their repurchase right on the date specified herein, upon the occurrence of a designated event or upon an event of default. If this were to occur, these noteholders could lose all or part of their investment.

      Holders of the Notes have the right to require us to repurchase their Notes on November 15, 2008 or upon the occurrence of a designated event prior to maturity, as described under the heading “Description of Notes — Repurchase at Option of the Holder.” Moreover, in the event of a default under the indenture, such as the failure to satisfy our payment obligations or the acceleration of any of our then-outstanding indebtedness in excess of $50 million, the trustee or the holders of the Notes may accelerate our obligation to repay the principal amount of the Notes and accrued and unpaid additional interest, if any. We may not have sufficient funds to repurchase the Notes in cash or make the required repayment at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash or make the required repayment may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. As a result, we may not be able to fulfill our obligations under the Notes, and holders of the Notes could lose all or part of their investment.

The contingent conversion features of the Notes could result in holders of the Notes receiving less than the value of the Common Stock into which their Notes would otherwise be convertible.

      The Notes are convertible into shares of our Common Stock only if specified conditions are met. If the specific conditions for conversion are not met, holders of the Notes will not be able to convert their Notes, and they may not be able to receive the value of the Common Stock into which the Notes would otherwise be convertible.

Because we may chose to deliver either cash in lieu of shares of our Common Stock, shares of our Common Stock or a combination thereof to noteholders electing to convert their Notes, upon a conversion election these noteholders will bear the risk of fluctuations in the value of our Common Stock and may receive less than the market value of our Common Stock as of the date of the conversion election.

      With respect to conversion elections that occur on or before the fifth day prior to maturity (the final notice date), we may elect to satisfy our obligation upon conversion by cash settlement or combined cash and stock settlement. We will notify the converting noteholders if we chose to satisfy our obligation upon conversion by cash or combined settlement, and these noteholders may retract their conversion notice. If the conversion notice has not been retracted, then cash settlement or combined settlement will occur on the business day following the final trading day of the five trading-day period beginning on the first trading day after the final day of the conversion retraction period. Because the market price of our Common Stock will be determined prior to the date of settlement, if we elect a combined settlement or settlement in shares of our Common Stock, note holders bear the market risk that our Common Stock will decline in value between the date the market price is calculated and the settlement date.

If the shares of our Common Stock are delisted, the indenture requires us, but we may be unable, to repurchase, at the option of the noteholder, the outstanding Notes at face value.

      If a termination of trading event occurs at any time prior to the maturity of the Notes, noteholders may require us to repurchase their Notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. A “termination of trading” will be deemed to have occurred if our Common Stock (or other Common Stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The Nasdaq National Market. If our Common Stock is delisted from Nasdaq, we may be obligated to repay to the noteholders $475,000,000 in principal, plus amounts for accrued and unpaid additional interest, if any. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. If we elect to pay the repurchase price in stock, it would be highly dilutive to our earnings per share and consequently harm our stock price. If such a termination of trading occurs during a period of unexpectedly weak financial condition for the Company, such a repurchase obligation could further weaken our financial condition and disrupt our normal business operations and our ability to meet our other financial obligations.

Our reported earnings per share may be more volatile because of the conversion contingency features of the Notes.

      Holders of the Notes are entitled to convert the Notes into shares of our Common Stock, among other circumstances, if the Common Stock price for the periods described in this prospectus is more than 110% of the conversion price. Unless and until this contingency or another conversion contingency is met, the shares of our Common Stock underlying the Notes are not included in the calculation of our basic or diluted earnings per share. When this contingency is met, diluted earnings per share may, depending on the relationship between the interest on the Notes and the earnings per share of our Common Stock, be expected to decrease as a result of the inclusion of the underlying shares in the diluted earnings per share calculation. Moreover, volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of diluted earnings per share.

A trading market may not develop for the Notes.

      At the time of issuance, there was no trading market for the Notes, and there can be no assurance as to: (1) the liquidity of any market for the Notes that develop following the issuance of the Notes; (2) the ability of the holders to sell their Notes; or (3) the prices at which holders of the Notes would be able to sell their Notes. If an active trading market for the Notes develops, the Notes could trade at prices higher or lower than their initial purchase prices depending on many factors. If an active trading market for the Notes does not develop, or if one develops but is not maintained, noteholders may experience difficulty in reselling or in their ability to sell, the Notes and the trading price of the Notes could fall. We do not intend to apply for listing of the Notes on any securities exchange or for quotation on the Nasdaq National Market.

      We have been informed by the initial purchasers that they intend to make a market in the Notes, but they may cease doing so at any time without notice. Such market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act.

The Notes may not be rated or may receive a lower rating than anticipated.

      We do not intend to seek a rating on the Notes. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Notes and our Common Stock would be harmed.

Our stock price has been volatile historically and may continue to be volatile. The price of our Common Stock, and therefore the price of the Notes, may fluctuate significantly, which may make it difficult for holders to resell the Notes or the shares of our Common Stock issuable upon conversion of the Notes when desired or at attractive prices.

      The trading price of our Common Stock has been and may continue to be subject to wide fluctuations. During fiscal 2003, the closing sale prices of our Common Stock on the Nasdaq National Market ranged from $1.62 to $4.28 per share, and the closing sale price on December 15, 2003 was $3.392 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

      In addition, the stock market in general, and the market price for companies in the telecommunications industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the Notes are convertible into shares of our Common Stock, volatility or depressed prices of our Common Stock could have a similar effect on the trading price of our Notes. Holders who receive Common Stock upon conversion also will be subject to the risk of volatility and depressed prices of our Common Stock. In addition, the existence of the Notes may encourage short selling in our Common Stock by market participants because the conversion of the Notes could depress the price of our Common Stock.

      Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

Resales of the Notes and the shares of our Common Stock under this prospectus may be limited by us under certain circumstances.

      Although we are required to register resales of the Notes and the shares of our Common Stock issuable upon conversion of the Notes, the registration statement of which this prospectus is a part may not be available to holders at all times. We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. While our ability to suspend the use of this prospectus is limited, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

              The ability of holders of the Notes to cause us to repurchase the Notes upon a designated event could discourage a potential acquirer.

      Upon the occurrence of certain acquisitions, mergers, combinations and similar transactions, as more fully described in “Description of the Notes — Repurchase at Option of the Holder Upon a Designated

Event,” the holders of the Notes have the right to cause us to repurchase the Notes. Potential acquirers who otherwise would consider these types of acquisitions, mergers, combinations, or similar transactions, may be reluctant in doing so if they were concerned with the size of the repurchase payments that we may have to make to the holders of the Notes upon consummation of such a transaction. If we were to make repurchase payments to the holders of the Notes upon the consummation of such a transaction, our cash balances could decrease significantly, or we, or our potential acquirer, may have to assume additional debt to satisfy those repurchase obligations. If either of these scenarios would be viewed negatively by potential acquirers, these repurchase obligations would have the effect of deterring such acquisition transactions with such potential acquirers.

Sales of a significant number of shares of our Common Stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new securities offerings.

      Sales of substantial amounts of shares of our Common Stock in the public market after our initial issuance of the Notes, or the perception that those sales may occur, could cause the market price of our Common Stock to decline. Because the Notes are convertible into Common Stock only at a conversion price in excess of the recent trading price, such a decline in our Common Stock price may cause the value of the Notes to decline.

The large number of shares of our Common Stock eligible for future sale upon conversion of the Notes could depress our stock price.

      If all of the Notes are converted at the conversion rate of 202.4291 shares of Common Stock per $1,000 in principal amount of Notes, approximately 96,153,846 shares of our Common Stock would be issuable. Our stock price could be depressed significantly if the holders of the Notes decide to convert their Notes and sell the Common Stock issued upon conversion of the Notes or are perceived by the market as intending to sell them, notwithstanding our ability to elect to settle any conversion notices in cash. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our rights plans and our ability to issue additional preferred stock could harm the rights of our stockholders.

      In February 2003, we amended and restated our Stockholder Rights Agreement and currently each share of our outstanding Common Stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21.

      The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our Common Stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase Common Stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of Common Stock per right. The rights expire on June 22, 2013.

      Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of Common Stock.

      The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

      Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary JDS Uniphase Canada Ltd. has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of Common Stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of Common Stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of Common Stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt.

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our Common Stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income tax provision (benefit), minority interest (benefit) and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense and that portion of rent expense deemed to represent interest. The deficiencies of net earnings to cover fixed charges for the years ended June 30, 2003, 2002, 2001, 2000, 1999 and the three month period ended September 30, 2003 were $(920,293), $(8,501,090), $(56,493,762), $(829,811), $(149,589) and $(38,032), respectively (in thousands).

USE OF PROCEEDS

      We will not receive any proceeds from the resale of the Notes or the shares of Common Stock issuable upon conversion of the Notes by the selling securityholders but we have agreed to pay certain registration expenses.

SELLING SECURITYHOLDERS

      We originally issued the Notes on October 31, 2003 to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the Notes to persons believed by the initial purchaser to be “qualified institutional buyers” under Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. The selling securityholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of Common Stock issuable upon conversion of the Notes.

      Any or all of the Notes or Common Stock issuable upon conversion of the Notes may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of Notes or Common Stock that will be held by the selling securityholders upon consummation of any such sales. The table below assumes that all selling securityholders will sell all of their Notes or Common Stock, unless otherwise indicated. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes or Common Stock since the date on which they provided the information regarding their Notes and Common Stock in transactions exempt from the registration requirements of the Securities Act. No selling securityholder may make any offer or sale under this prospectus unless that selling securityholder is listed in the table below. The names of each selling securityholder, the principal amount of Notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of Common Stock into which such Notes are convertible will be set forth in a prospectus supplement, if required. Unless described in the prospectus supplement, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      The following table sets forth information as of December 19, 2003 regarding the offer and sale of the Notes and the shares of our Common Stock issuable upon conversion of the Notes and is based on information provided to us by the selling securityholders. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act.

	Aggregate		Number of
	Principal		Shares of
	Amount of	Percentage	Common	Common Stock
	Notes at	of Notes	Stock	Registered
	Maturity that	Outstanding	Beneficially	Hereby that
	May be	Prior to	Owned Prior	May be
Name of Selling Securityholder	Sold(1)	Resale	to Conversion	Sold(2)

Allstate Insurance Company(3)(5)	$1,000,000	*	104,300	202,429
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	6,200,000	1.31%		1,255,060
Argent Classic Convertible Arbitrage Fund II, L.P.	200,000	*		40,485
Argent Classic Convertible Arbitrage Fund, L.P.	1,200,000	*		242,914
Bear, Stearns & Co. Inc.(4)	2,500,000	*		506,072
Calamos Market Neutral Fund — Calamos Investment Trust	4,000,000	*		809,716
Cheyne Fund LP	3,801,000	*		769,433
Cheyne Leveraged Fund LP	2,527,000	*		511,538
CIP Limited Duration Company	434,000	*		87,854
Citigroup Global Markets Ltd.(5)	38,940,000	8.20%		7,882,591
Clinton Riverside Convertible Portfolio Limited	22,290,000	4.69%		4,512,145
Clinton Multistrategy Master Fund, Ltd.	12,710,000	2.68%		2,572,874
Context Convertible Arbitrage Fund, LP(4)	900,000	*		182,186
Context Convertible Arbitrage Offshore, Ltd.	2,100,000	*		425,101
CS Alternative Strategy Limited	238,000	*		48,178
DBAG London(5)	91,050,000	19.71%		18,431,174
DKR Saturn Event Driven Holding Fund Ltd.	8,500,000	1.79%		1,720,647
DKR Saturn Special Situations Holding Fund Ltd.	8,500,000	1.79%		1,720,647
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	*		404,858
GLG Global Convertible Fund	7,100,000	1.49%		1,437,246
GLG Global Convertible UCITS Fund	2,900,000	*		587,044
GLG Market Neutral Fund	18,000,000	3.79%		3,643,724
Global Bermuda Limited Partnership	2,000,000	*		404,858
HFR RV Performance Master Trust	75,000	*		15,182
JMG Capital Partners, L.P.	5,500,000	1.16%		1,113,360
Kayne Anderson Capital Income Partners (QP) L.P(5)	850,000	*		172,064
Kayne Anderson Income Partners, L.P.(5)	75,000	*		15,182
KBC Convertible Arbitrage Fund(5)	18,690,000	3.93%		3,783,400
KBC Convertible Mac 28 Fund Ltd.(5)	3,750,000	*		759,109
KBC Multi Strategy Arbitrage Fund(5)	11,220,000	2.36%		2,271,255
Lakeshore International Limited	8,000,000	1.68%		1,619,433
Melody IAM Ltd.(5)	1,340,000	*		271,255

	Aggregate		Number of
	Principal		Shares of
	Amount of	Percentage	Common	Common Stock
	Notes at	of Notes	Stock	Registered
	Maturity that	Outstanding	Beneficially	Hereby that
	May be	Prior to	Owned Prior	May be
Name of Selling Securityholder	Sold(1)	Resale	to Conversion	Sold(2)

Morgan Stanley & Co(4)	6,250,000	1.32%		1,265,182
National Bank of Canada	500,000	*		101,214
Nisswa Master Fund Ltd.	4,000,000	*		809,716
Pacific Life Insurance Company	1,000,000	*		202,429
PRS Convertible Arbitrage Master Fund	1,550,000	*		313,765
S.A.C. Capital Associates, LLC	10,000,000	2.11%		2,024,291
TCW Group, Inc.	6,000,000	1.26%		1,214,574
UBS AG London Branch(5)	30,000,000	6.32%		6,072,874
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.(5)	5,000,000	1.05%		1,012,145
Wachovia Capital Markets LLC(4)	1,600,000	*		323,886
White River Securities L.L.C.(4)	975,000	*		506,072
Xavex-Convertible Arbitrage 8 Fund	450,000	*		91,093
Xavex-Convertible Arbitrage 10 Fund	400,000	*		80,971

All other holders of Notes or future transferees, pledges, donees or successors of any such holders(6)	118,685,000	24.99%		24,025,324

Total	$475,000,000	100.00%	104,300	96,153,846

*	Less than 1%

(1)	Assumes none of the holder’s Notes are converted into shares of Common Stock and a cash payment in lieu of any fractional share interests. Assumes offer and sale of all Notes held by the selling securityholder, although the selling securityholder is not obligated to sell any Notes.

(2)	Assumes conversion of all of the holder’s Notes at a conversion price of $4.94. However, this conversion price will be subject to satisfaction of certain conditions and adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of Common Stock issuable upon conversion of the Notes may increase or decrease in the future. Assumes offer and sale of all shares of Common Stock issuable upon conversion of the Notes held by the securityholder, although the selling securityholder is not obligated to sell any shares of Common Stock. Also assumes that after the sale of all shares of Common Stock issuable upon conversion of the Notes held by a selling securityholder, no selling securityholder will own 1% or more of our outstanding Common Stock.

(3)	Includes (1) 73,600 shares of common stock held by Allstate Insurance Company; and (2) 6,500 shares of common stock and 24,200 shares of common stock held by Agents Pension Plan and Allstate Retirement Plan, respectively, each of which are employer sponsored plans maintained for Allstate employees and agents.

(4)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” for disclosure regarding these selling securityholders.

(5)	This selling securityholder has identified itself as an affiliate of a broker-dealer. Please see “Plan of Distribution” for disclosure regarding these selling securityholders.

(6)	Information about other selling securityholders will be set forth in prospectus supplements, if required. Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

      The selling securityholders listed above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date on which the information is presented in the above table. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements if and when necessary.

VOTING/INVESTMENT CONTROL TABLE

Selling Securityholder	Natural person or persons with voting or dispositive power

Allstate Insurance Company	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	Henry Cox and Thomas Marshall
Argent Classic Convertible Arbitrage Fund II, L.P.	Bruce McMahan, Saul Schwartzman, John Gordon
Argent Classic Convertible Arbitrage Fund, L.P.	Bruce McMahan, Saul Schwartzman, John Gordon
Bear, Stearns & Co. Inc.	David Liebowitz and Yan Erlikh
Calamos Market Neutral Fund — Calamos Investment Trust	Nick Calamos
Cheyne Fund LP	*
Cheyne Leveraged Fund LP	*
CIP Limited Duration Company	*
Citigroup Global Markets Ltd.	*
Clinton Riverside Convertible Portfolio Limited	*
Clinton Multistrategy Master Fund, Ltd.	*
Context Convertible Arbitrage Fund, LP	William Fertig and Michael Rosen
Context Convertible Arbitrage Offshore, Ltd.	William Fertig and Michael Rosen
CS Alternative Strategy Limited	*
DBAG London	*
DKR Saturn Event Driven Holding Fund Ltd	*
DKR Saturn Special Situations Holding Fund Ltd	*
FrontPoint Convertible Arbitrage Fund, L.P.	*
GLG Global Convertible Fund	*
GLG Global Convertible UCITS Fund	*
GLG Market Neutral Fund	*
Global Bermuda Limited Partnership	*
HFR RV Performance Master Trust	*
JMG Capital Partners, L.P.	Jonathan M. Glasser
Kayne Anderson Capital Income Partners (QP) L.P.	Richard A. Kayne
Kayne Anderson Income Partners, L.P.	Richard A. Kayne
KBC Convertible Arbitrage Fund	*
KBC Convertible Mac 28 Fund Ltd.	*
KBC Multi Strategy Arbitrage Fund	*
Lakeshore International Limited	*
Melody IAM Ltd.	*
Morgan Stanley & Co.	*
National Bank of Canada	William Fertig and Michael Rosen

Selling Securityholder	Natural person or persons with voting or dispositive power

Nisswa Master Fund Ltd.	Brian Taylor, Aaron Yary, Chris Lyche, Nikhil Mankodi, Michael O’Connell, Scott Reinhart, Pat Parthasarathy
Pacific Life Insurance Company	Larry Card, Elaine Havens, Rex Olson and Simon Lee
PRS Convertible Arbitrage Master Fund	*
S.A.C. Capital Associates, LLC	*
TCW Group, Inc.	*
UBS AG London Branch(5)	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	*
Wachovia Capital Markets LLC	Eric Grant
White River Securities L.L.C.	David Liebowitz and Yan Erlikh
Xavex — Convertible Arbitrage 8 Fund	*
Xavex — Convertible Arbitrage 10 Fund	Bruce McMahan, Saul Schwartzman, John Gordon

*	The securityholder has informed us that there is no natural person with voting or investment power over the respective Notes.

      Generally, only selling securityholders identified in the foregoing Selling Securityholders Table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus is a part. We may from time to time include additional selling securityholders in an amendment to the registration statement of which this prospectus is a part, or a supplement to this prospectus.

PLAN OF DISTRIBUTION

      This prospectus relates to the resale from time to time by the selling securityholders of Notes of an aggregate amount of $475,000,000 and Common Stock issuable upon conversion of the Notes. The Notes were issued and sold on October 31, 2003 in transactions exempt from the registration requirements of the Securities Act. The Notes and the Common Stock issuable upon conversion of the Notes are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the Common Stock issuable upon conversion of the Notes covered by this prospectus. We have registered the Notes and the Common Stock issuable upon conversion of the Notes pursuant to the terms of a registration rights agreement, but registration of these securities does not necessarily mean that any of the securities will be offered and sold by the selling securityholders.

      We will not receive any of the proceeds from resales of the Notes or the Common Stock issuable upon conversion of the Notes by the selling securityholders. The selling securityholders may sell all or a portion of the Notes and Common Stock issuable upon conversion of the Notes beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed or quotation service upon which such securities are quoted on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers, in the over-the-counter market, otherwise than on such exchanges or services in the over-the-counter market; through the writing of options, whether the options are listed on an options exchange or otherwise, or through the settlement of short sales. Alternatively, any of the selling securityholders may from time to time offer the Notes or the Common Stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the Notes and the Common Stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the Notes or Common Stock offering by them hereby will be the purchase price of such Notes or Common Stock less discounts and commissions, if any.

      The Notes and Common Stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the Notes and the underlying Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Notes and the underlying Common Stock in the course of hedging their positions. The selling securityholders may also sell the Notes and underlying Common Stock short and deliver Notes and the underlying Common Stock to close out short positions, or loan or pledge Notes and the underlying Common Stock to broker-dealers that in turn may sell the Notes and the underlying Common Stock. However, if the Notes or shares of Common Stock are to be delivered by the selling securityholder’s successors in interest, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to the registration statement, of which this prospectus is a part, under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the successors in interest as selling securityholders under this prospectus. Each selling securityholder may not satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement, of which this prospectus is a part, by delivering securities registered under such registration statement.

      The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the Notes or shares of Common Stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the Notes or shares of Common Stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the Notes or shares of Common Stock to be sold under cover of the registration statement, of which this prospectus is a part, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to the registration statement, of which this prospectus is a part, under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledge, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

      Each of the selling securityholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the Notes and/ or the shares of our Common Stock issuable upon conversion of the Notes in the ordinary course of business and at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such Notes and/ or the shares of our Common Stock issuable upon conversion of the Notes.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the underlying Common Stock by the selling securityholders. Selling securityholders may not sell any or all of the Notes and the underlying Common Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the underlying Common Stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Our outstanding Common Stock is listed for trading on the Nasdaq National Market. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market. The Notes are eligible for trading in the PORTAL Market. The initial purchasers have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations but are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of the initial purchasers. Accordingly, we cannot assure you that any trading market for the Notes will develop.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Notes or the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters, and any profit on the resale of the Notes or the Common Stock purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

      In addition, in connection with any resales of Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes (other than a resale of an unsold allotment from the original sale of the outstanding Notes) with this prospectus. In addition, all securityholders effecting transactions in the Notes may be required to deliver a prospectus and any and all supplements or amendments thereto.

      Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify each selling securityholder, and each selling securityholder has agreed to indemnify us and each other selling securityholder against certain liabilities arising under the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Notes or shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act, as amended.

      In order to comply with the securities laws of some states, if applicable, the Notes and the Common Stock issuable upon conversion of the Notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and Common Stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any other persons participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the Notes and the underlying Common Stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying Common Stock to engage in market-making activities with respect to the particular Notes and the underlying Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes and the underlying Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and the underlying Common Stock.

      We will use commercially reasonable efforts to maintain the effectiveness of the shelf registration statement until the earliest of:

•	all securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement or Rule 144;

•	the expiration of the applicable holding period with respect to the Notes and the underlying Common Stock under Rule 144(k) under the Securities Act or any successor provision; or

•	the Notes and the underlying Common Stock have ceased to be outstanding (whether as result of repurchase and cancellation, conversion or otherwise).

DESCRIPTION OF NOTES

      We issued the Notes under an indenture, dated as of October 31, 2003, between us and The Bank of New York, as trustee.

      The following description is a summary of the material provisions of the Notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the Notes. You should refer to all the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in the those agreements. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture including the form of Note contained therein, and the registration rights agreement referred to below, are specifically incorporated herein by reference. Copies of these documents are available to you as set forth under “Where You Can Find More Information.”

      As used in this “Description of Notes” section, references to “we,” “our” or “us” refer solely to JDS Uniphase Corporation and not to our subsidiaries.

General

      The Notes are our senior unsecured debt and rank on parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The Notes are convertible into Common Stock, as described more fully under “Conversion of Notes” below.

      The Notes are limited to $475,000,000 aggregate principal amount. The Notes are issued only in denominations of $1,000 and multiples of $1,000. The Notes mature on November 15, 2010, unless earlier converted or repurchased. We will not pay interest on the Notes unless specified defaults under the registration rights agreement occur, nor does the principal amount of the Notes accrete. We may, without the consent of the holders, issue additional Notes under the indenture with the same terms and with the same CUSIP numbers as the Notes offered hereby in an unlimited aggregate principal amount, provided that such additional Notes must be part of the same issue as the Notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase Notes in open market purchases or negotiated transactions without prior notice to holders.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

      The holders of the Notes are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described under “Repurchase at Option of the Holder Upon a Designated Event” below.

      We maintain an office in the City of New York where the Notes may be presented for registration, transfer, exchange, repurchase or conversion. This office is initially an office or agency of the trustee.

      Except under limited circumstances described below, the Notes are issued only in fully registered book-entry form and are represented by one or more global Notes. There is no service charge for registration of transfer or exchange Notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

      Holders of the Notes may convert any Notes or portions of the Notes, in whole or in part, into Common Stock prior to the close of business on the final maturity date of the Notes, subject to prior repurchase of the Notes, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption; or

•	upon specified corporate transactions.

      The number of shares of Common Stock holders of Notes will receive upon conversion of their Notes will be determined by multiplying the number of $1,000 principal amount of Notes that are converted by the conversion rate on the date of conversion. A holder of a Note may convert the Notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

      If we call Notes for redemption, a holder of Notes may convert the Notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of Notes has submitted the Notes for repurchase upon a designated event, a holder of Notes may convert the Notes only if that holder withdraws the repurchase election made by that holder. Similarly, if a holder of Notes exercises the option to require us to repurchase those Notes other than upon a designated event, those Notes may be converted only if that holder withdraws its election to exercise the option in accordance with the terms of the indenture.

Conversion Upon Satisfaction of Market Price Condition

      A holder of Notes may surrender its Notes for conversion into our Common Stock prior to close of business on the maturity date during any fiscal quarter commencing after December 31, 2003 if the closing sale price of our Common Stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. A holder of Notes may also surrender its Notes for conversion into our Common Stock if the closing sale price of our Common Stock exceeds 110% of the conversion price on any date after November 15, 2008 and at all times thereafter.

      The closing sale price of our Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our Common Stock is traded or, if our Common Stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

      The conversion price as of any day will equal $1,000 divided by the number of shares of Common Stock issuable upon a conversion of a Note.

Conversion Upon Satisfaction of Trading Price Condition

      A holder of Notes may surrender its Notes for conversion into our Common Stock prior to maturity during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our Common Stock and the conversion rate (the “98% Trading Exception”); provided that, if on the date of any conversion pursuant to the 98% Trading Exception the closing sale price of our Common Stock is greater than the conversion price, then a holder of Notes will receive, in lieu of Common Stock based on the conversion rate, cash or Common Stock or a combination of cash and Common Stock, at our option, with a value equal to the principal amount of such Notes (a “Principal Value Conversion”). If a holder of Notes surrenders its Notes for conversion and it is a Principal Value Conversion, we will notify that holder by the second trading day following the date of conversion whether we will pay that holder all or a portion of the principal amount in cash, Common Stock or a combination of cash and Common Stock, and in what percentage. Any Common Stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price (as defined below) as of the conversion date. We will pay the holder of Notes any portion of the principal amount to be paid in cash and deliver Common Stock with respect to any portion of the principal amount to be paid in Common Stock, no later than the third business day following the determination of the applicable stock price. The “applicable stock price” means, in respect of a date of determination, the average of the closing sales price per share of

Common Stock over the five-trading day period starting the third trading day following such date of determination.

      The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the closing sale price of our Common Stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless the holder of the Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 principal amount of the Notes. At such time, we shall instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the closing sale price of our Common Stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Notice of Redemption

      If we call the Notes for redemption, a holder of Notes may convert the Notes until the close of business on the business day immediately preceding the redemption date, after which time that holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our Common Stock certain rights entitling them to purchase, for a period expiring within 45 days, our Common Stock at less than the current market price (measured by averaging the closing prices for the 10 preceding trading days); or

•	distribute to all holders of our Common Stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our Common Stock on the day preceding the declaration date for such distribution;

we must notify each holder of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, a holder of Notes may surrender its Notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to a holder of Notes’ ability to convert will be made if that holder will otherwise participate in the distribution without conversion.

      In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our Common Stock would be converted into cash, securities or other property, a holder of Notes may surrender its Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our Common Stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder of Notes’ right to convert a Note into our Common Stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which holders of the Notes would have received if those holders had converted their Notes immediately prior to the transaction. If the transaction also constitutes a designated event, a holder of Notes can require us to repurchase all or a portion of their Notes as described under “Repurchase At Option of the Holder Upon a Designated Event.”

Conversion Procedures

      The initial conversion rate for the Notes is 202.4291 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as described below. We will not issue fractional shares of Common Stock upon conversion of Notes. Instead, we will pay cash, in lieu of fractional shares, equal to the closing price of the Common Stock on the trading day prior to the conversion date. Consequently, our delivery to a holder of Notes of the fixed number of shares of our Common Stock into which the Notes are convertible, together with the cash payment, if any, in lieu of a fractional share of our Common Stock, will be deemed to satisfy our obligation to pay the principal amount of the Notes.

      To convert the Notes into Common Stock a holder of Notes must:

•	complete and manually sign the conversion notice on the back of the Note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

      The date a holder of Notes complies with these requirements is the conversion date under the indenture.

      We will adjust the conversion rate if any of the following events occurs:

(1) we issue Common Stock as a dividend or distribution on our Common Stock;

(2) we issue to all holders of Common Stock certain rights or warrants to purchase our Common Stock at less than the sale price of our Common Stock on the business day immediately preceding the time of announcement of such issuance, which rights or warrants are exercisable for not more than 60 days;

(3) we subdivide or combine our Common Stock;

(4) we distribute to all holders of our Common Stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

•	rights or warrants specified above; and

•	dividends or distributions specified above.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our Common Stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on The Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, the numerator of which shall be the current market price of a share of our Common Stock on the record date, and the denominator of which shall be the current market price of a share on the record date less the amount of the distribution per share.

“Current market price” means the average of the daily closing sale prices per share of Common Stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. As used in the definition of current market price, the term “ex” date, when used with respect to any distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution; and

(5) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our Common Stock to the extent that the cash and value of any other consideration included in the payment per share of our Common Stock exceeds the current market price per share of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

      We will not make any adjustment if holders of Notes may participate in the transactions described above.

      To the extent that we have a rights plan in effect upon conversion of the Notes into Common Stock, a holder of Notes will receive, in addition to the Common Stock, the rights under the rights plan unless the rights have separated from the Common Stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our Common Stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our Common Stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our Common Stock would be entitled to receive stock, other securities, other property, assets or cash for their Common Stock, upon conversion of the Notes a holder thereof will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the Notes into our Common Stock immediately prior to any of these events.

      A holder of Notes may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of Common Stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Tax Considerations.”

      We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of Common Stock resulting from any stock or rights distribution. See “Material United States Federal Tax Considerations.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our Common Stock or convertible or exchangeable securities or rights to purchase our Common Stock or convertible or exchangeable securities.

      Any such increases in the conversion rate by our board of directors shall not, without the approval of our stockholders, as required by Rule 4310 of the Marketplace Rules of The Nasdaq Stock Market, result in the sale or issuance of 20% or more of the shares of our Common Stock, or 20% or more of the voting power, outstanding on October 31, 2003.

Payment Upon Conversion

      Upon conversion, we may choose to deliver either cash in lieu of shares of our Common Stock, shares of our Common Stock or a combination of cash and shares of our Common Stock, as described below.

Conversion On or Prior to the Final Notice Date

      In the event that we receive from a holder of Notes a notice of conversion on or prior to the day that is five days prior to maturity (the final notice date), and we choose to satisfy our obligation upon conversion (the conversion obligation) by cash settlement or combined settlement, we will notify the holder electing to convert through the trustee of the dollar amount to be satisfied in cash at any time on or before the date that is two business days following receipt of the holder’s notice of conversion (cash settlement notice period). Share settlement will automatically apply if we do not notify a holder of Notes that we have chosen another settlement method.

      If we timely elect cash settlement or combined settlement, the holder may retract the conversion notice at any time during the two business days after notice that we intend to satisfy all or part of the conversion price in cash (the conversion retraction period). No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our Common Stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then cash settlement or combined settlement will occur on the business day following the final trading day of the five trading-day period beginning on the first trading day after the final day of the conversion retraction period (the cash settlement averaging period), provided however, that the conversion shall be deemed to have occurred as described above under Conversion Procedures. Because the market price of our Common Stock will be determined prior to the date of settlement, if we elect a combined settlement or settlement in shares of our Common Stock, Note holders bear the market risk that our Common Stock will decline in value between the date the market price is calculated and the settlement date. Settlement amounts will be computed as follows:

•	If we elect to satisfy the conversion obligation in shares of Common Stock, we will deliver to the electing holder a number of shares of Common Stock equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

•	If we elect to satisfy the conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and

•	the average sale price of our shares of Common Stock during the cash settlement averaging period.

•	If we elect to satisfy a portion of the conversion obligation in cash (the partial cash amount) and a portion in share of our Common Stock, we will deliver to the electing holder such partial cash amount plus a number of shares equal to:

•	the cash settlement amount as set forth above minus such partial cash amount divided by

•	the average sale price of our shares of Common Stock during the cash settlement averaging period.

      If a holder exercises its right to require us to repurchase its Notes as described under “Repurchase at Option of the Holder Upon a Designated Event,” such holder may convert its Notes as provided above only if it withdraws its repurchase notice and converts its Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

Conversion After the Final Notice Date

      In the event that we receive a notice of conversion from a holder of Notes after the final notice date, and we choose to satisfy the conversion obligation by cash settlement or combined settlement, we will notify that holder through the trustee and will tell that holder what percentage of such settlement will be in the form of cash and what percentage, if any, will be in the form of shares of our Common Stock. Share settlement will apply automatically if we do not notify a holder of Notes that we have chosen another settlement method. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “Conversion On or Prior to the Final Notice Date” except that the cash settlement averaging period shall be the five trading-day period beginning on the first trading day after the final day of the conversion retraction period. If we timely elect cash settlement or combined settlement, the holder may retract the conversion notice at any time during the conversion retraction period. No such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect cash settlement or combined settlement (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, settlement will occur on the business day following the final day of such cash settlement averaging period.

Optional Redemption by Us

      Beginning November 15, 2008, we may redeem the Notes in whole or in part for an amount in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid additional interest, if any.

      We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

      If less than all of the outstanding Notes are to be redeemed, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of the Notes is selected by a holder for partial redemption and a holder of Notes converts a portion of its Notes, the converted portion will be deemed to be of the portion selected for redemption.

      We will notify the noteholders if we redeem the Notes.

Repurchase at Option of the Holder

      A holder of Notes has the right to require us to repurchase the Notes on November 15, 2008. We will be required to repurchase for cash any outstanding Note for which a holder of Notes delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes. Our repurchase obligation will be subject to certain additional conditions.

      The repurchase price payable for a Note will be equal to 100% of the principal amount of the Notes. The paying agent initially will be the trustee.

      The repurchase notice must state:

(1) if certificated Notes have been issued, the Note certificate numbers (or, if the Notes are not certificated, a repurchase notice made by a holder of Notes must comply with appropriate DTC procedures);

(2) the portion of the principal amount of Notes to be repurchased, which must be in $1,000 multiples; and

(3) that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture

      A holder of Notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes (or, if the Notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

      We must give notice of an upcoming repurchase date to all Note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their Notes.

      Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note on the business day following the repurchase date, then, on and after the date:

•	the Note will cease to be outstanding; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

      This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

      Our ability to repurchase Notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding Note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

      We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes.

Repurchase at Option of the Holder Upon a Designated Event

      If a designated event occurs at any time prior to the maturity of the Notes, a holder of Notes may require us to repurchase its Notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. The Notes will be repurchased in integral multiples of $1,000 principal amount.

      We will repurchase the Notes at a price equal to the principal amount plus accrued but unpaid additional interest, as described below, if any, through the repurchase date.

      We may, at our option, elect to pay the repurchase price in cash, in shares of our Common Stock or, if applicable, the surviving corporation’s Common Stock or in any combination of cash and such Common Stock.

      If we elect to pay the repurchase price, in whole or in part, in shares of our Common Stock or, if applicable, the surviving corporation’s Common Stock, the number of shares to be delivered in exchange for the portion of the repurchase price to be paid in our Common Stock will be equal to that portion of the repurchase price divided by the closing sale price of such Common Stock for the five trading days ending on the third business day prior to the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to such Common Stock). We will not, however, deliver fractional shares in repurchases using shares of such Common Stock as consideration. Note holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of a share of such Common Stock multiplied by such fraction.

      We will mail to all record holders a notice of a designated event within 30 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. This notice will state, among other things:

•	whether we will pay the repurchase price of the Notes in cash, shares of our Common Stock or, if applicable, the surviving corporation’s Common Stock, or both cash and such Common Stock (in which case the relative percentages will be specified);

•	if we elect to pay all or a portion of the repurchase price in shares of our Common Stock or, if applicable, the surviving corporation’s Common Stock, the method by which we are required to calculate market price of the Common Stock; and

•	the procedures that holders must follow to require us to repurchase their Notes.

      If a holder of Notes elects to require us to repurchase its Notes, that holder must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, a repurchase notice and any Notes to be repurchased, duly endorsed for transfer. The repurchase notice must state:

(1) if certificated Notes have been issued, the Note certificate numbers (or, if the Notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

(2) the portion of the principal amount of Notes to be repurchased, which must be in $1,000 multiples; and

(3) that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

      A holder of Notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes (or, if the Notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

      We will promptly pay the repurchase price for Notes surrendered for repurchase following the repurchase date.

      Because the market price of our Common Stock will be determined prior to the applicable repurchase date, Note holders bear the market risk that our Common Stock will decline in value between the date the market price is calculated and the repurchase date.

      A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all Common Stock or American Depositary Shares that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

      A “termination of trading” will be deemed to have occurred if our Common Stock (or other Common Stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The Nasdaq National Market.

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

      These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “designated event” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a designated event would not necessarily afford a holder of Notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      We may be unable to repurchase the Notes for cash if a designated event occurs. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered Notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Us

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the Notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture.

Ranking

      The Notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The Notes rank senior to any of our subordinated indebtedness. At September 30, 2003, we had no material amount of outstanding debt for borrowed money.

      Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of the Notes are effectively subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, a holder of Notes’ right to participate in any distribution of our subsidiaries’ assets is necessarily subject to the claims of the subsidiaries’ creditors. As of September 30, 2003, our subsidiaries had outstanding indebtedness of approximately $6.0 million, excluding intercompany indebtedness and trade payables.

Events of Default; Notice and Waiver

      The following are events of default under the indenture:

•	we fail to pay the principal amount of the Notes when due upon redemption, repurchase or otherwise on the Notes;

•	we fail to pay additional interest, if any, on the Notes, when due and such failure continues for a period of 30 days;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice;

•	any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $50 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within the period specified in such instrument; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, premium or additional interest, if any, on the Notes. However, the trustee must consider it to be in the interest of the holders of the Notes to withhold this notice.

      If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of the Notes and additional interest, if any, on the outstanding Notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, principal amount plus additional interest, if any, on the Notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of the principal amount of the Notes plus additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding Notes may waive these past defaults.

      Payments of redemption price, principal, premium, if any, and additional interest on the Notes, if any, that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

      Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee.

      No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or additional interest (in respect of any default in payment under a Note on or after the due date) on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding Notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding Notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Note if it would:

•	extend the fixed maturity of any Note;

•	reduce the principal amount of, or additional interest, if any, payable on, any Note;

•	reduce any amount payable upon redemption or repurchase of any Note;

•	after the occurrence of a designated event, modify the provisions with respect to the purchase right of the holders upon a designated event in a manner adverse to holders;

•	impair the right of a holder to institute suit for payment on any Note;

•	change the currency in which any Note is payable;

•	impair the right of a holder to convert any Note;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	change the ranking of the Notes in a manner adverse to the holder of the Notes;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of Notes required for consent to any modification of the indenture.

      We are permitted to modify certain provisions of the indenture without the consent of the holders of the Notes.

Form, Denomination and Registration

      The Notes are issued:

•	in fully registered form; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

      The Notes are evidenced by one or more global Notes, deposited and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global Note may be held through organizations that are participants in DTC, or participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Note to such persons may be limited.

      Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and when indirectly they are called “indirect participants”. So long as Cede & Co., DTC’s nominee, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Note.

      We will pay interest, if any, and the repurchase price of a global Note to Cede & Co., as the registered owner of the global Note, by wire transfer of immediately available funds on the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Note are credited, and only in respect of the principal amount of the Notes represented by the global Note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

      We will issue Notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the Notes shall have been accelerated in accordance with the terms of the Notes and any holder shall have requested in writing the issuance of definitive certificated Notes; or

•	we have determined in our sole discretion that Notes shall no longer be represented by global Notes.

Restrictions on Transfer, Legends

      The Notes will be subject to transfer restrictions as described below under “Transfer Restrictions” and certificates for the Notes will bear a legend to this effect.

Registration Rights of the Noteholders

      On October 31, 2003, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we have filed with the SEC a shelf registration statement, of which this prospectus is a part.

      We will use commercially reasonable efforts to keep that shelf registration statement effective until the earliest of:

•	the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144;

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; or

•	the date when the Notes and the shares of Common Stock issuable upon conversion of the Notes have ceased to be outstanding (whether as result of repurchase and cancellation, conversion or otherwise).

      When we use the term “registrable securities” in this section, we are referring to the Notes and the Common Stock issuable upon conversion of the Notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

      We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed 30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

      Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

      We will be required to begin paying predetermined “additional interest” if the shelf registration statement is not filed within 90 days after the closing date or made effective within 180 days after the closing date, or if there is another registration default as described in the registration rights agreement.

      Such interest, if any, will be paid semiannually in arrears, with the first semiannual payment due on the first May 15 or November 15 to occur after the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Note from and after the 91st day following such registration default.

      In no event will interest accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its Notes into shares of our Common Stock, and if those shares of Common Stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts of additional interest based on the conversion price in effect during the period of default. We will have no other liabilities for monetary damages with respect to our registration obligations.

      A holder who elects to sell registrable securities pursuant to the registration statement of which this prospectus is a part will be required to:

•	be named as a selling stockholder herein or in a related prospectus supplement;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement we have agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

      We may file amendments to the shelf registration statement, of which this prospectus is a part, as necessary to permit holders of Notes to deliver prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

      We will furnish to the holders or beneficial holders of the Notes or the underlying Common Stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

      We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, Note registrar and custodian for the Notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

      The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

      Our total authorized shares of capital stock consists of (1) 6,000,000,000 shares of Common Stock $0.001 par value per share, and (2) 1,000,000 shares of preferred stock, $0.001 par value per share, 500,000 of which are designated as series B preferred stock, one of which is designated as special voting stock and the remainder of which is undesignated.

Common Stock

      The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

      Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of us. We have no present plan to issue any additional shares of preferred stock.

Exchangeable Shares of JDS Uniphase Canada Ltd.

      Our subsidiary, JDS Uniphase Canada Ltd., has issued and outstanding 66,092,619 exchangeable shares. Each exchangeable share is exchangeable at any time into our Common Stock on a one-for-one basis, entitles a holder to dividend and other rights economically equivalent to those of the Common Stock, and through a voting trust, votes at meetings of our stockholders.

Delaware Anti-Takeover Law and Certain Charter Provisions

Anti-Takeover Law

      In the last several years, a number of states have adopted special laws designed to make some kinds of “unfriendly” corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With some exceptions, an interested stockholder is generally a person or group who or which owns 15% or more of the corporation’s outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

      Because our certificate of incorporation and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, they are subject to Section 203.

Limitation of Director and Officer Liability

      Our certificate of incorporation indemnifies our directors and officers to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, a corporation may not indemnify directors’ or officers’ liability for the following:

•	breaches of a director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director or officer received an improper personal benefit.

      Our bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not we would have the power to indemnify such a person against such expense, liability or loss under Delaware law.

Number of Directors

      Our bylaws fix the authorized number of directors at eight, and our Board of Directors or stockholders may change such number by amending the bylaws.

Classified Board of Directors

      A classified board is one to which some, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Currently, we have a classified Board of Directors under which one-third of our directors are elected each year for a term of three years.

Director Voting

      Our bylaws provide that the number of directors constituting a quorum shall be a majority of the number of authorized directors.

Removal of Directors

      Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation’s bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

      Our bylaws provide that the Board of Directors or any director may be removed with or without cause at a special meeting of stockholders by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors. Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director’s term of office.

Filling Vacancies on the Board of Directors

      Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. Our bylaws allow a majority of the directors then in office to fill any vacancy on the Board of Directors even if they make up less than a quorum.

Advance Notice of Stockholder Proposals

      Our bylaws provide that no matter proposed by our respective stockholders will be considered at an annual meeting or special stockholder meeting unless:

•	it is specified in the notice of meeting;

•	it is brought by or at the direction of the Board of Directors; or

•	it is brought by a stockholder of the corporation who was a stockholder of record on the record date and has provided written notice of the matter to us in compliance with the time and content requirements in our bylaws, as applicable.

No Stockholder Action by Written Consent; Special Meeting

      Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of stockholders. Our stockholders are not permitted to take action by written consent in lieu of a meeting. In addition, our certificate of incorporation provides that, subject to the rights of the holders of any stock having a preference over the Common Stock as to dividends or liquidation, special meetings of the stockholders can be called only by our Board of Directors, our Chairman of the Board or our Chief Executive Officer. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting of stockholders.

Amendment of Charter Documents

      Generally, under Delaware law, an amendment to a corporation’s certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely. Our certificate of incorporation can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. Our bylaws may be altered, amended, repealed or rescinded by unanimous written consent of our Board of Directors or by the affirmative vote of a majority of the stockholders.

Rights Plan

      Currently each share of our outstanding Common Stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21. The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our Common Stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase Common Stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of Common Stock per right. The rights expire on June 22, 2013.

      Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of Common Stock.

      The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

      Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of Common Stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of Common Stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of Common Stock or exchangeable shares over the then-prevailing market prices.

Transfer Agent and Registrar

      The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company, New York, New York.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

      This section describes the material U.S. federal tax consequences relating to the purchase, ownership, and disposition of the Notes and of Common Stock into which the Notes may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Notes or Common Stock could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the Notes or Common Stock.

      This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, expatriates, brokers, dealers or traders in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding Notes or Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes, persons deemed to sell Notes or Common Stock under the constructive sale provisions of the Code, persons who hold Notes or Common Stock through a partnership or other pass through entity, persons subject to the alternative minimum tax provisions of the Code, U.S. Holders that have a “functional currency” other than the U.S. dollar, or Non-U.S. Holders, except to the extent described below). This description generally applies to investors who will hold the Notes and Common Stock as “capital assets” within the meaning of Section 1221 of the Code. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

      Investors considering the purchase of Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local tax laws, and tax treaties.

      As used herein, the term “U.S. Holder” means a beneficial holder of a Note or Common Stock that is (i) a citizen or resident of the U.S.; (ii) a corporation organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust. Persons other than U.S. Holders (“Non-U.S. Holders”), as defined below, are subject to special U.S. federal income tax considerations, some of which are discussed below.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the Notes or Common Stock into which the Notes may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the Notes or Common Stock into which the Notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the Notes and the Common Stock into which the Notes may be converted.

U.S. Holders

Notes Issued at a Discount

      As the issue price of the Notes for federal income tax purposes at original issue was less than their principal amount by an amount exceeding a de minimis threshold, the Notes are considered to have been issued with “original issue discount” (“OID”).

      If a holder owns a Note with OID , the holder must include the OID in income as it accrues, which may be before the holder receives cash attributable to such income. The holder must include OID in income using the yield to maturity on the Note as defined in Treasury Regulations (the “OID Regulations”), which is computed based on a constant annual rate of interest and compounding at the end of each accrual period. The company has determined that the yield to maturity of the Notes is 0.29%, compounded semiannually. The OID Regulations permit a holder to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the yield period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period. Under these rules a holder must include in income increasingly greater amounts of OID in successive accrual periods, unless payments that are part of the stated redemption price at maturity of a Note are made before its final maturity.

Contingent Debt Instrument Rules

      If the amount or timing of any payments on a Note is contingent, the Note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the Note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the Note before the resolution of the contingencies. U.S. Holders would be entitled to receive additional interest if the Notes are not registered with the SEC within prescribed time periods. We do not believe that, because of these potential additional payments or otherwise, the Notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the Notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the Notes are not subject to the contingent debt instrument rules.

Conversion Solely for Cash, Sale, Repurchase or Redemption of the Notes

      A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a Note in a conversion solely for cash, a sale, a repurchase or a redemption. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Note. The U.S. Holder’s adjusted tax basis in the Note will generally equal the amount the U.S. Holder paid for the Note, increased by the amount of any OID or market discount includible in the U.S. Holder’s gross income with respect to the Note and decreased by the amount of premium previously taken into account. Such gain or loss will generally be (i) capital gain except to the extent of accrued market discount not previously included in income and (ii) long-term if the holder’s holding period in respect of such Note is more than one year. Long-term capital gain of non-corporate taxpayers is taxed at lower rates than those applicable to ordinary income. The deductibility of capital loss is subject to certain limitations.

Conversion of Notes Solely for Common Stock

      If we deliver solely Common Stock upon a U.S. Holder’s conversion of a Note, such U.S. Holder generally will not recognize any income, gain or loss. The U.S. Holder will recognize gain, however, to the extent that the U.S. Holder receives cash in lieu of a fractional share. The U.S. Holder’s aggregate basis in the Common Stock (including any fractional share for which cash is paid) will equal his adjusted basis in the Note, and the U.S. Holder’s holding period for the stock will include the period during which he held the Note.

Conversion of Notes for Common Stock and Cash

      If we deliver a combination of Common Stock and cash upon a U.S. Holder’s conversion of a Note, assuming that the Notes are securities for U.S. federal income tax purposes, a holder will generally not recognize loss, but will generally recognize gain, if any, on a Note so converted in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the Common Stock received upon conversion plus cash received over the adjusted tax basis in Note tendered therefor) or (ii) cash received. Such gain will generally be (i) capital gain except to the extent of accrued market discount not previously included in income and (ii) long-term if the holder’s holding period in respect of such Note is more than one year. The U.S. Holder’s aggregate basis in the Common Stock (including any fractional share for which cash is paid) will equal his adjusted basis in the Note, and the U.S. Holder’s holding period for the stock will include the period during which he held the Note.

Market Discount

      The acquisition and sale of a Note may be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a Note generally will equal the amount, if any, by which the issue price plus accrued OID of the Note immediately after its acquisition (other than at original issue) exceeds the U.S. Holder’s adjusted tax basis in the Note. A Note may also have market discount upon original issue if the holder has a cost basis in the Note that is less than the “issue price,” as defined above. If applicable, these provisions generally require a U.S. Holder who acquires a Note at a market discount to treat as ordinary income any gain recognized on the disposition of that Note to the extent of the accrued market discount on that Note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in the U.S. Holder’s adjusted tax basis in the Note. If a U.S. Holder disposes of a Note with market discount in certain otherwise non-taxable transactions, the U.S. Holder must include accrued market discount as ordinary income as if the U.S. Holder had sold the Note at its then fair market value. A U.S. Holder will not recognize income for any accrued market discount attributable to a Note converted into Common Stock. Upon disposition of such Common Stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

      The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the Note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a Note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. If a Note with accrued market discount is converted into Common Stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income on disposition of the Common Stock.

Amortizable Premium

      A U.S. Holder who purchases a Note at a premium over its stated principal amount will not include OID in income. A U.S. Holder who purchases a Note at a premium may elect to amortize that premium with a corresponding decrease in the adjusted tax basis from the purchase date to the Note’s maturity date under a constant-yield method that reflects semiannual compounding based on the Note’s payment period, but subject to special limitations if the Note is subject to optional redemption at a premium. Amortizable premium will not include any premium attributable to a Note’s conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the Note’s purchase price over what the Note’s fair market value would be if there were no conversion feature. Amortized premium is treated as an offset to interest income on a Note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the Note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election to amortize premium is not made, a U.S. Holder must include all amounts of interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss on disposition of the Note. Investors should consult their own advisors concerning the advisability of electing to amortize premium.

      A U.S. Holder who acquires a Note issued with more than a de minimis amount of OID for an amount less than or equal to the principal amount of the Note, but in excess of the adjusted issue price of such Note will generally be deemed to have acquired the Notes with acquisition premium. Under the acquisition premium rules, a holder is generally required to reduce daily portions of OID on a Note by the amount of acquisition premium allocable to such day.

Dividends

      As discussed in “ — Dividend Policy,” we have not paid cash dividends on our Common Stock and we do not anticipate paying cash dividends in the foreseeable future. However, if, after a U.S. Holder converts a Note into Common Stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder’s tax basis in the U.S. Holder’s stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received.

      The terms of the Notes allow for changes in the conversion price of the Notes in certain circumstances. A change in conversion price that allows U.S. Holders of Notes to receive more shares of Common Stock on conversion may increase those Noteholders’ proportionate interests in our earnings and profits or assets. In that case, those Noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those Noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of Notes, for example, if the conversion price were adjusted to compensate Noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow Noteholders to receive more stock on conversion, however, increase the Noteholders’ proportionate interests in us. For instance, a change in conversion price could simply prevent the dilution of the Noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the Noteholders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain.

Sale of Common Stock

      A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of Common Stock except to the extent of accrued market discount not previously included in income. See “Market Discount” above. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Capital gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term if the holder held the stock for more than one year. Long-term capital gain of non-corporate taxpayers is taxed at lower rates than those applicable to ordinary income. The deductibility of capital loss is subject to certain limitations.

Backup Withholding and Information Reporting

      The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, OID, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide the recipient’s taxpayer identification number to the payor or by furnishing an incorrect identification number, or if the recipient has been notified by the IRS that the recipient has failed to report interest or dividends on the recipient’s returns. The information reporting and backup withholding rules do not apply to payments to corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

      Payments of interest, OID or dividends to individual U.S. Holders of Notes or Common Stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

      Payments made to U.S. Holders by a broker upon a sale of Notes or Common Stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Any amounts withheld from a payment to a U.S. Holder of Notes or Common Stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Non-U.S. Holders

      This subsection describes the U.S. federal tax consequences to a Non-U.S. Holder.

      In general, subject to the discussion below concerning backup withholding:

      (a) Payments of principal, interest (including additional interest), or OID on the Notes by us or our paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest (including additional interest) and OID on the Notes, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, and (iii) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

      (b) A Non-U.S. Holder of a Note or Common Stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such Note or Common Stock unless (i) such Non-U.S. Holder is an individual who holds the Common Stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) in the case of Common Stock held by a person who holds more than 5% of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the Common Stock, a U.S. real property holding corporation (USRPHC) within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a USRPHC or that we will become one in the future; and

      (c) Interest (including additional interest) and OID on the Notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on Common Stock after conversion generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

      Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments (including additional interest and constructive dividends) on Common Stock to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished to us or another payor:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by such Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, such Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

      To satisfy the certification requirements referred to in (a) (iii) above, Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a Note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each a “Financial Institution”) and holds the Note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is a Non-U.S. Holder or any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

      If a Non-U.S. Holder of a Note or Common Stock is engaged in a trade or business in the U.S. and if interest (including additional interest) or OID on the Note, dividends on the Common Stock, or gain realized on the sale, exchange or other disposition of the Note or Common Stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest (including additional interest), OID, dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

United States Federal Estate Tax

      A Note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common Stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise applies.

      Non-U.S. Holders should consult with their tax advisors regarding U.S. federal, state, local and foreign tax consequences with respect to the Notes and Common Stock.

Backup Withholding and Information Reporting

      In the case of payments of interest (including additional interest) or OID on a Note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest (including additional interest) or OID on such Non-U.S. Holders’ Notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

      Dividends on the Common Stock paid to Non-U.S. Holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

      Payments of the proceeds of the sale of a Note or Common Stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a “controlled foreign corporation” or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

      Payments of the proceeds of a sale of a Note or Common Stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

      If an investor fails to establish an exemption and the broker does not possess adequate documentation of the investor’s status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by an investor unless the broker has actual knowledge that the investor is a U.S. person.

      Payments of the proceeds of the sale of a Note or Common Stock to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the investor in the United States, the payment of proceeds or the confirmation of the sale is mailed to the investor at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the investor is a U.S. person and the documentation requirements described above (relating to a sale of Notes effected at a U.S. office of a broker) are met or the investor otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules from a payment to a holder of a Note or Common Stock will be allowed as a refund or credit against such holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

      A holder of a Note or Common Stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

LEGAL MATTERS

      The validity of the Notes and the shares of Common Stock issuable upon conversion of the Notes will be passed upon for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

      The consolidated financial statements of JDS Uniphase Corporation appearing in JDS Uniphase Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.